SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                          Proxy Statement Pursuant to
              Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


/ / Preliminary Proxy Statement


/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


X Definitive Proxy Statement


/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           RJR NABISCO HOLDINGS CORP.
                (Name of Registrant as Specified in its Charter)

                           RJR NABISCO HOLDINGS CORP.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).


/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:


X Fee paid previously with preliminary materials


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO]

                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019


                                                                   March 6, 1996



Dear Stockholder:



    You are cordially invited to attend the 1996 Annual Meeting of Stockholders of RJR Nabisco Holdings Corp. The meeting will be held at 9:00 a.m. (local time) on Wednesday, April 17, 1996 at The M.C. Benton, Jr. Convention & Civic Center, 301 West Fifth Street, Winston-Salem, North Carolina 27102.



    At this year's stockholders meeting you are being asked to elect ten directors, ratify the appointment of Deloitte & Touche LLP as independent auditors and consider certain stockholder proposals, if presented by their proponents. The Board of Directors unanimously recommends a vote FOR the directors and auditors recommended by the Board and AGAINST all other proposals. Accordingly, please give careful attention to these proxy materials. RJR Nabisco's 1995 Annual Report is being printed now and will be sent to stockholders under separate cover.



    It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.



    We anticipate that a large number of stockhholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m. If the auditorium is filled, there will be additional seating in another room at the Convention & Civic Center.



    If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary at the address shown above. If your shares are not registered in your own name, evidence of your stock ownership, which you can obtain from your bank or brokerage firm, such as your monthly statement, must accompany your letter. An admittance ticket will be held in your name at the registration desk.



    Remember, in accordance with our past practices, attendance at the Annual Meeting will be limited to stockholders as of the Record Date and to guests of the Company. Admittance tickets will be required.



    If you have any questions please contact our proxy solicitors, MacKenzie Partners, Inc. and D.F. King & Co., Inc., at the phone numbers listed on the back cover.



    Thank you for your support and continued interest in RJR Nabisco.


Sincerely,


/S/ CHARLES M. HARPER                       /S/ STEVEN F. GOLDSTONE
CHARLES M. HARPER                           STEVEN F. GOLDSTONE
Chairman of the Board                       Chief Executive Officer and
                                              President

 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE
                                    MEETING.

[LOGO]

                           RJR NABISCO HOLDINGS CORP.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 17, 1996


To the Stockholders:


    The Annual Meeting of Stockholders of RJR Nabisco Holdings Corp., a Delaware corporation (the "Company"), will be held at The M.C. Benton, Jr. Convention & Civic Center, 301 West Fifth Street, Winston-Salem, North Carolina 27102 at 9:00 a.m., local time, on Wednesday, April 17, 1996 for the following purposes:



       1. To elect ten Directors to serve until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;


       2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company's 1996 fiscal year;

       3. To act on nine stockholder proposals if presented by their proponents; and

       4. To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.


    Only holders of record of the Company's Common Stock, Series C Conversion Preferred Stock and ESOP Convertible Preferred Stock as of the close of business on February 29, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of such stockholders may be examined for any purpose germane to the meeting during the preceding ten-day period at the offices of Womble Carlyle Sandridge & Rice, 1600 BB&T Financial Center, 200 West Second Street, Winston-Salem, North Carolina, 27102, 16th floor reception.


                                          H. COLIN MCBRIDE
                                          Vice President and Secretary


New York, New York
March 6, 1996


        YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE,
            SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019

                                PROXY STATEMENT


    This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 6, 1996 in connection with the solicitation by the Board of Directors (the "Board") of RJR Nabisco Holdings Corp., a Delaware corporation (the "Company"), of proxies in the enclosed form for use at the annual meeting of stockholders (the "Annual Meeting") to be held on April 17, 1996 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.


    A proxy card is enclosed for your use. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.


    THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE LEBOW/ICAHN GROUP (defined below). IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.



    IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.



    Remember, it will not help your Board to return a LeBow/Icahn Group blue proxy card voting to "abstain." Do not return any blue card sent to you by the LeBow/Icahn Group. The only way to support your Board's nominees is to vote "FOR" those nominees on the WHITE proxy card.



    If you have any questions or need further assistance in voting your shares, please call:



   MACKENZIE PARTNERS, INC.                          D.F. KING & CO., INC.
       156 FIFTH AVENUE                                 77 WATER STREET
      NEW YORK, NY 10010                               NEW YORK, NY 10005
   (212) 929-5000 (COLLECT)                         (212) 269-5550 (COLLECT)
              OR                                               OR
CALL TOLL FREE 1-800-322-2885                    CALL TOLL FREE 1-800-290-6430



VOTING



    Only holders of record of the Company's voting securities as of the close of business on February 29, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the following shares of voting securities were outstanding:
272,982,782 shares of Common Stock, par value $.01 per share ("Common Stock"), 26,675,000 shares of Series C Conversion Preferred Stock, par value $.01 per share ("PERCS"), and 15,003,379 shares of ESOP Convertible Preferred Stock, par value $.01 per share and stated value of $16 per share ("ESOP Preferred Stock"). All of the shares of PERCS are held by First Chicago Trust Company of New York ("First Chicago") as Depositary for the holders of the Series C Depositary Shares ("Series C Depositary Shares"). Each Series C Depositary Share represents one-tenth ( 1/10) of a share of PERCS.

    The Common Stock, the ESOP Preferred Stock and the PERCS vote as a single class on all matters properly brought before the Annual Meeting. Holders of Common Stock are entitled to one (1) vote per share, and holders of ESOP Preferred Stock and PERCS are entitled to one-fifth ( 1/5) of a vote per share. The PERCS will be voted by First Chicago in accordance with directions received from holders of the Series C Depositary Shares, as described below. Consequently, holders of Series C Depositary Shares are entitled to direct First Chicago with respect to one-fiftieth ( 1/50) of a vote per Series C Depositary Share.



    Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in such proxy. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, proxies will be voted FOR the election of the nominees listed below under the caption "Election of Directors--Information Concerning the Nominees," FOR the ratification of the appointment of Deloitte & Touche as independent auditors for the Company's 1996 fiscal year, AGAINST the nine stockholder proposals and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the meeting and voting in person.



    The presence of the holders of a majority of the outstanding shares of Common Stock, PERCS and ESOP Preferred Stock entitled to vote, represented at the Annual Meeting in person or by proxy, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker (the "Broker Non-Votes"). The ten nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and Broker Non-Votes will not affect the outcome of the election. All other matters to be voted on will be decided by a majority vote of the shares represented at the Annual Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a Broker Non-Vote will have no effect on the vote.



    Under the terms of the Deposit Agreement, dated as of May 6, 1994, between the Company and First Chicago, all PERCS held by First Chicago will be voted or not as directed by written instructions from the holders of the Series C Depositary Shares, and shares for which no instructions are received will be voted as abstentions. If the enclosed voting instruction card is executed and returned without instructions as to how it is to be voted, the voting instruction card will be deemed to be an instruction to vote FOR the election of the Board's nominees, FOR the ratification of the appointment of Deloitte & Touche as independent auditors for the Company's 1996 fiscal year, AGAINST the nine stockholder proposals and in the discretion of the Depositary named on the voting card with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof.



    The rules of the Securities and Exchange Commission (the "SEC") require the Company to furnish its 1995 annual report to its stockholders at least 20 days before its Annual Meeting. THE 1995 ANNUAL REPORT WILL BE FURNISHED TO YOU AS SOON AS IT IS AVAILABLE AND IN ANY EVENT ON OR BEFORE MARCH 19, 1996. However, if you are a stockholder of record, have the same address as another stockholder of record and do not hold shares in nominee name, you may wish to authorize the Company to discontinue sending more than one annual report to the same address. You can eliminate such duplicate mailings by marking the appropriate box on the proxy card for any account for which you do not wish to receive annual reports. You will, however, continue to receive proxy statements and proxy cards to vote the shares for all of your accounts.

BACKGROUND

    On November 20, 1995, Brooke Group Ltd. ("Brooke Group"), a company controlled by Bennett S. LeBow, notified the Company of its intention to propose a slate of nine candidates--five of whom are directors or officers of entities controlled by Mr. LeBow--(the "LeBow/Icahn Slate") for election at the Annual Meeting. This notice followed various other proposals and measures by Brooke Group, Mr. LeBow and Carl C. Icahn (collectively, the "LeBow/Icahn Group") with respect to the Company, which the Board believes are not in the best interests of the Company or its stockholders.

    In May 1995, Mr. LeBow approached Charles M. Harper who at that time served as the Company's Chairman and Chief Executive Officer, to propose a transaction pursuant to which, in connection with a spin-off of Nabisco Holdings Corp. ("Nabisco"), Liggett Group Inc. ("Liggett"), the tobacco subsidiary of Brooke Group, would merge with the Company. The proposal contemplated that Brooke Group would receive 20% of the common stock and $350 million of preferred stock of the merged company, and the right to appoint all of the members of the merged company's board of directors, in exchange for Liggett, a company which in 1994 had net income of less than $16 million and had at December 31, 1994 approximately $184 million in debt. At that time, the Company rejected this proposal as not in the best interests of the Company or its stockholders.

    Beginning in July 1995, Messrs. LeBow and Icahn acquired an aggregate of over 4.7% of the Company's Common Stock. In January 1996, the LeBow/Icahn Group launched a consent solicitation (the "LeBow/Icahn Solicitation") seeking approval by the Company's stockholders of (i) a proposal recommending an immediate spin-off of Nabisco and (ii) a proposal to amend the Company's by-laws (the "By-Laws") to reinstate a provision providing that special meetings of the Company's stockholders shall be called by the Chairman or the Secretary if requested in writing by holders of not less than 25% of the Common Stock and to delete a newly added provision establishing procedures governing action by written consent of stockholders without a meeting.


    Although the Board is committed to effecting a spin-off of Nabisco at a time when it is in the best interests of the Company and its stockholders, for the reasons stated in the Company's Revocation of Consent Statement and its related solicitation materials, the Company has opposed the LeBow/Icahn Solicitation.



    Brooke Group announced a "cutoff date" for the LeBow/Icahn Solicitation of February 15, 1996. On February 20, 1996, Brooke Group announced that it had delivered consents representing 50.4% and 53.8% of the Company's voting stock on the immediate spin-off proposal and the By-Law amendment proposal, respectively. Pursuant to its By-Laws, the Company has retained an independent inspector to perform a ministerial review of the validity of such consents. On February 20, Brooke Group also added a tenth nominee to its slate of director candidates.



    The Company believes that the LeBow/Icahn Solicitation and the nomination of the LeBow/Icahn Slate are all part of an attempt by Messrs. LeBow and Icahn to seize control of the Company and force it to merge with Mr. LeBow's Liggett tobacco company. The LeBow/Icahn Group commenced the LeBow/Icahn Solicitation only after the Company rejected Mr. LeBow's proposal to merge Liggett with the Company in May. In addition, Messrs. LeBow and Icahn have entered into a partnership arrangement (the "LeBow/Icahn Arrangement") which contemplates, among other things, that if the LeBow/Icahn Slate gains control of the Board and Liggett is sold to or merged with the Company, Mr. Icahn will receive a payment of $50 million from an affiliate of Mr. LeBow.


    The Board believes that it is contrary to the interests of the Company and its stockholders to elect any of the LeBow/Icahn Slate. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE BOARD'S NOMINEES SET FORTH BELOW.

                         ITEM 1--ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

    At the upcoming Annual Meeting, a board of ten Directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. Directors are elected by a plurality of the votes cast. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent Directors of the Company and its wholly-owned subsidiary, RJR Nabisco, Inc. ("RJRN"), and all of them were elected to their present terms by the stockholders in April 1995 except Mr. Groves and Mr. Goldstone, who were elected by the Board in April and December 1995, respectively.

    Background information about the Board's nominees for election is set forth below. See "Security Ownership of Management" and Appendix I for additional information about the nominees, including their ownership, purchase and sale of securities issued by the Company and its subsidiaries.


                                 YEAR     BUSINESS EXPERIENCE DURING PAST FIVE
                                 FIRST                   YEARS
    NAME                   AGE  ELECTED          AND OTHER INFORMATION
    ----                   ---  -------  --------------------------------------
John T. Chain, Jr........  61     1994   Special Assistant to the Chairman of
                                           Burlington Northern Santa Fe
                                           Corporation from November 1995 to
                                           March 1996; Executive Vice President
                                           of Burlington Northern from 1991 to
                                           November 1995. For more than five
                                           years prior thereto, General
                                           (Commander-in-Chief, Strategic Air
                                           Command) in the United States Air
                                           Force. Member of the Board of
                                           Nabisco, Nabisco, Inc., Northrop
                                           Grumman Corporation and Thomas Group
                                           Inc.

Julius L. Chambers.......  59     1994   Chancellor of North Carolina Central
                                           University since 1993. For more than
                                           five years prior thereto,
                                           Director-Counsel of the NAACP Legal
                                           Defense and Educational Fund, Inc.
                                           Member of the Board of First Union
                                           National Bank (Durham, NC).

John L. Clendenin........  61     1994   Chairman of the Board and Chief
                                           Executive Officer of BellSouth
                                           Corporation for more than five
                                           years. Member of the Board of
                                           BellSouth Corporation, Coca-Cola
                                           Enterprises Inc., Equifax Inc.,
                                           Springs Industries, Inc., The Kroger
                                           Company, The New York Stock
                                           Exchange, Inc. and Wachovia
                                           Corporation.

Steven F. Goldstone......  50     1995   Chief Executive Officer of the Company
                                           since December 1995; President since
                                           October 1995; General Counsel from
                                           March to December 1995. Until
                                           October 1995 and for more than five
                                           years prior thereto, Partner at
                                           Davis Polk & Wardwell, a New York
                                           law firm.1

H. John Greeniaus........  51     1992   Vice Chairman of the Company since
                                           June 1995; President and Chief
                                           Executive Officer of Nabisco and
                                           Nabisco, Inc. since October 1994;
                                           Chairman and Chief Executive Officer
                                           of Nabisco, Inc. from 1993 to 1994
                                           and President and Chief Executive
                                           Officer of Nabisco, Inc. from 1987
                                           to 1993. Member of the Board of
                                           Nabisco and Nabisco, Inc.

                                 YEAR     BUSINESS EXPERIENCE DURING PAST FIVE
                                 FIRST                   YEARS
    NAME                   AGE  ELECTED          AND OTHER INFORMATION
    ----                   ---  -------  --------------------------------------
Ray J. Groves............  60     1995   Chairman of Legg Mason Merchant
                                           Banking, Inc. since February 1995;
                                           previously Chairman and Chief
                                           Executive Officer of Ernst & Young
                                           LLP until September 1994 and for
                                           more than five years prior thereto.
                                           Member of the Board of Consolidated
                                           Natural Gas Company and Marsh &
                                           McLennan Companies, Inc.

Charles M. Harper........  68     1993   Chairman of the Company since May 1993;
                                           Chief Executive Officer from May
                                           1993 to December 1995. For more than
                                           five years prior thereto, Chairman
                                           and, until 1992, Chief Executive
                                           Officer of ConAgra, Inc. Member of
                                           the Board of Nabisco, Nabisco, Inc.,
                                           ConAgra, Inc., E.I. du Pont de
                                           Nemours and Company, Norwest Corp.,
                                           Peter Kiewit Sons', Inc. and Valmont
                                           Industries, Inc.

James W. Johnston........  49     1992   Vice Chairman of the Company since
                                           June 1995; Chairman of R.J. Reynolds
                                           Tobacco Company ("RJRT") since 1989;
                                           Chairman of R.J. Reynolds Tobacco
                                           Worldwide since October 1993; Chief
                                           Executive Officer of RJRT from 1989
                                           to July 1995. Member of the Board of
                                           Sealy Corporation and Wachovia
                                           Corporation.

John G. Medlin, Jr.......  62     1989   Chairman of Wachovia Corporation2 for
                                           more than five years and Chief
                                           Executive Officer of Wachovia
                                           Corporation until December 1993.
                                           Member of the Board of Nabisco,
                                           Nabisco, Inc., Wachovia Corporation,
                                           BellSouth Corporation, Burlington
                                           Industries, Inc., Media General,
                                           Inc., National Services Industries,
                                           Inc. and USAir Group, Inc.

Rozanne L. Ridgway.......  60     1989   Co-Chair of the Atlantic Council of
                                           the United States since January 1993
                                           and President of the Council from
                                           1989 to 1992. Assistant Secretary of
                                           State for European and Canadian
                                           Affairs from 1985 to 1989. Member of
                                           the Board of Bell Atlantic
                                           Corporation, The Boeing Company,
                                           Citicorp, Emerson Electric Co.,
                                           Minnesota Mining and Manufacturing
                                           Company, Sara Lee Corporation and
                                           Union Carbide Corp.


------------

(1) Davis Polk & Wardwell has, from time to time, provided legal services to the Company and its subsidiaries during the past several years for which the law firm has been paid usual and customary fees.

(2) An affiliate of Wachovia Corporation is the trustee for the RJRN Defined Contribution Master Trust (the "Master Trust"), the record owner of all of the outstanding shares of ESOP Preferred Stock. Affiliates of Wachovia Corporation have also extended loans, made lending commitments and provided other financial services to the Company and its subsidiaries. Such services were provided in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at those times for comparable transactions with other persons.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board met 12 times during the 1995 fiscal year. During 1995, all then incumbent Directors attended at least 75% of the meetings of the Board and the Board committees on which they served.


    The standing committees of the Board are the Executive Committee, the Audit Committee and the Compensation Committee. During part of 1995, the Board also maintained the JFEW Special Committee. In 1995, the Board did not have a nominating committee; a nominating committee's customary functions were performed by the entire Board. On March 5, 1996, the Board established the Corporate Governance and Nominating Committee.


    Executive Committee. The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee, whose current members are Messrs. Chain, Goldstone, Harper and Medlin, met two times during the 1995 fiscal year.

    Audit Committee. The Audit Committee reviews the adequacy of the Company's internal system of accounting controls, confers with the independent auditors and the internal auditors concerning their examination of the books and records of the Company and its subsidiaries, reviews actions taken to ensure compliance with the Company's Code of Conduct, recommends to the Board the appointment of independent auditors and considers other appropriate matters regarding the financial affairs of the Company and its subsidiaries. The Audit Committee, whose current members are Messrs. Chambers and Groves and Ms. Ridgway, held five meetings during the 1995 fiscal year.

    Compensation Committee. The Compensation Committee makes recommendations to the Board with respect to compensation and grants of stock options to management employees. In addition, the Compensation Committee administers plans and programs relating to employee benefits, incentives and compensation. The Compensation Committee, whose current members are Messrs. Chain, Clendenin and Medlin, met six times during the 1995 fiscal year.

    JFEW Special Committee. The JFEW Special Committee was established in October 1993 in connection with the settlement of a stockholder derivative suit entitled Jewish Foundation for Education of Women v. Kohlberg Kravis Roberts & Co. et al. The purpose of the JFEW Special Committee was to monitor the performance of services by Kohlberg Kravis Roberts & Co. ("KKR") for the Company pursuant to the Retainer Agreement dated November 2, 1993 between KKR and the Company (the "Retainer Agreement"). The JFEW Special Committee, whose members in 1995 were Mr. Medlin and Ms. Ridgway, met three times during the 1995 fiscal year before disbanding on June 13, 1995 following termination of the Retainer Agreement.


    Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will assume responsibility for recruiting and nominating new directors, reviewing corporate governance issues and, in coordination with the Compensation Committee, recommending changes to director compensation and incentives. Only outside directors will be eligible to serve on this committee. The Corporate Governance and Nominating Committee is composed of Ms. Ridgway and Messrs. Chambers and Medlin.



    The Corporate Governance and Nominating Committee will consider suggestions made by stockholders. A stockholder may recommend a person for nomination to the Board by giving notice thereof and providing certain information set forth in the Company's By-laws, in writing, to the Secretary of the Company at 1301 Avenue of the Americas, New York, NY 10019 no later than November 5, 1996.


SECURITY OWNERSHIP OF MANAGEMENT


    The following table sets forth certain information, as of February 29, 1996, regarding the beneficial ownership of (i) Common Stock and (ii) Nabisco's Class A Common Stock, par value $.01 per share (the "Nabisco Stock"), by each director of the Company, by each of the most highly compensated executive officers of the Company (as required by SEC rules) and by all directors and executive officers of the Company as a group. All of these individuals have the opportunity to become the beneficial owners of additional shares of Common Stock through restricted stock programs or as a result of stock options vesting or becoming exercisable. See "Executive Compensation--Stock-Based Awards" and "Director's Compensation." Otherwise, except as noted, the persons named in the table below do not own, beneficially or of record, any other securities of the Company or its subsidiaries and have sole voting and investment power for all securities for which they are shown as beneficial owner.



                                                                       NUMBER OF SHARES OF
                                 NUMBER OF SHARES OF                     NABISCO CLASS A       PERCENT OF NABISCO
                                    COMMON STOCK        PERCENT OF         COMMON STOCK             CLASS A
NAME OF BENEFICIAL OWNER(6)     BENEFICIALLY OWNED(1)  COMMON STOCK  BENEFICIALLY OWNED(1)(3)     COMMON STOCK
---------------------------     ---------------------  ------------  ------------------------  ------------------
John T. Chain, Jr.(2)..........           8,859            *                   1,000                 *
Julius L. Chambers(2)..........           6,888            *                       0                 *
John L. Clendenin(2)...........           7,312            *                     500                 *
Steven F. Goldstone(4).........          16,532            *                       0                 *
H. John Greeniaus(2)...........         126,390            *                  30,101                 *
Ray J. Groves(2)...............           7,466            *                       0                 *
Charles M. Harper(2)...........         524,955           0.1918%             71,429                   0.1380%
James W. Johnston(2)(5)........         114,463            *                   1,000                 *
John G. Medlin, Jr.(2).........           7,725            *                   1,000                 *
Rozanne L. Ridgway(2)..........           6,859            *                       0                 *
Robert S. Roath................          38,435            *                   2,000                 *
Andrew J. Schindler(2).........          28,976            *                       0                 *
All Directors and Executive
 Officers as a Group(2)........       1,310,998           0.4790%            111,600                   0.2157%


------------
* Less than 0.1%

(1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


(2) The number of shares of Common Stock beneficially owned includes (i) 6,859 shares subject to currently exercisable options granted to each of Messrs. Chain, Chambers and Clendenin and Ms. Ridgway; 6,466 shares and 859 shares subject to currently exercisable options granted to Messrs. Groves and Medlin, respectively; 462,500 and 690,070 shares subject to currently exercisable options granted to Mr. Harper and all directors and executive officers as a group, respectively; and (ii) 354, 233, 356, 355, 353, and 3,806 shares of Common Stock currently issuable on conversion of shares of ESOP Preferred Stock owned by, respectively, Messrs. Greeniaus, Harper, Johnston, Roath, Schindler and all directors and executive officers as a group.


(3) No director or officer of the Company holds any options exercisable within 60 days to acquire shares of Nabisco Stock.

(4) Mr. Goldstone is also the holder of 200,000 performance stock units each equal in value to one share of Common Stock which will be paid to Mr. Goldstone only if (i) Mr. Goldstone remains employed by the Company through December 31, 1998 (unless he is terminated by the Company without cause or he voluntarily terminates employment with good reason) and (ii) the market price for Common Stock averages $43.75 or more for any consecutive 30-day period ending on or prior to December 31, 1998.

(5) The outstanding shares of Common Stock shown as beneficially owned by Mr. Johnston include 12,000 shares held in trust for the benefit of Mr. Johnston's children as to which Mr. Johnston disclaims beneficial ownership.


(6) None of the directors or named executive officers is a record owner of any shares of Common Stock for which he or she is not also the beneficial owner except as otherwise indicated in Note 5 above.



    Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock and other equity securities of the Company with the SEC and The New York Stock Exchange, Inc. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

    Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten-percent beneficial owners complied with all of these filing requirements in 1995, except as follows. On September 8, 1994, Mr. M. B. Oglesby, Jr., the former Senior Vice President for Government Relations of RJR Nabisco Washington, Inc., sold 7,444 shares of Common Stock. In four transactions during November and December 1994, Mr. Chambers acquired a total of
21.91 shares of Common Stock and, through a dividend reinvestment plan, an additional 7.31 shares during 1995. The required Form 4 filings for these transactions, which have been restated to account for the Company's 1 for 5 reverse stock split in April 1995, were not made in a timely fashion. The Form 4s were filed on May 11, 1995 (for Mr. Oglesby) and February 8, 1996 (for Mr. Chambers), in each case, promptly after the failure to file was discovered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of February 29, 1996, regarding the beneficial ownership of persons known to the Company to be the beneficial owners of more than five percent of any class of the Company's voting securities. The information was obtained from Company records and information supplied by the stockholders, including information on Schedules 13D and 13G and Forms 3, 4 and 5 provided to the SEC. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                                   NUMBER OF SHARES
 TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED   PERCENT OF CLASS
-----------------  ---------------------------------------------  ------------------   ----------------
Common Stock       FMR Corp.(1).................................      31,226,154             11.45%
                   82 Devonshire Street
                   Boston, MA 02109
Common Stock       Sanford C. Bernstein & Co., Inc.(2)..........      16,826,736              6.20%
                   767 Fifth Avenue
                   New York, NY 10153
Series C           Brinson Partners, Inc.(3)....................       1,584,970               5.9%
Conversion         209 South LaSalle
Preferred Stock    Chicago, IL 60604-1295
Series C           The Prudential Insurance Company                                               %
Conversion          of America(4)...............................       1,716,515              6.40
Preferred Stock    Prudential Plaza
                   Newark, NJ 07102-3777
Series C           Wellington Management Company(5).............       1,481,140              5.55%
Conversion         75 State Street
Preferred Stock    Boston, MA 02109
ESOP Convertible   Wachovia Bank of North Carolina, N.A.(6).....      15,003,379            100.00%
Preferred Stock    Box 3075, Trust Operations
                   Winston-Salem, NC 27102


------------

(1) According to Amendment No. 2 to Schedule 13G dated February 14, 1996 jointly filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, FMR Corp. is a parent holding company, and Mr. Johnson and Ms. Johnson are respectively the Chairman and a Director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that the 31,226,154 shares of Common Stock shown as beneficially owned by FMR Corp., Mr. Johnson and Ms. Johnson as of December 31, 1995 consist of (i) 29,120,882 shares which are beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies that own such shares (the "Fidelity Funds"); (ii) 2,065,332 shares which are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., as a result of serving as investment manager for certain institutional accounts; and (iii) 39,940 shares which are beneficially owned by Fidelity International Limited ("Fidelity International"), a provider of investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR Corp. and Fidelity. Each of FMR Corp. and Fidelity International disclaims beneficial ownership of shares beneficially owned by the other. According to the
    Schedule 13G, FMR Corp. and Fidelity Trust also beneficially own 874,880 shares and 194,380 shares, respectively, of Series C Preferred Stock as a


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) result of (i) the Fidelity Funds owning 8,748,800 Series C Depositary Shares and (ii) the institutional accounts managed by Fidelity Trust owning 1,943,800 Series C Depositary Shares. According to the Schedule 13G, (a) each of FMR Corp. and Mr. Johnson has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds; (b) each of FMR Corp. and Mr. Johnson has sole investment power over all of, sole voting power over some of and no voting power over the remainder of, the shares owned by the institutional accounts managed by Fidelity Trust; and (c) each of Fidelity International and Mr. Johnson has sole investment power and sole voting power over all of the shares beneficially owned by Fidelity International.

(2) According to the Schedule 13G dated February 7, 1996 filed by Sanford C. Bernstein & Co., Inc. ("Bernstein"), Bernstein, a registered investment adviser, beneficially owned an aggregate of 16,826,736 shares of Common Stock as of December 31, 1995 as a result of acting as investment adviser to various clients. According to the Schedule 13G, Berstein had sole voting power over 8,698,250 shares, shared voting power over 1,879,406 shares and sole investment power over all 16,826,736 shares.


(3) According to Amendment No. 1 to the Schedule 13G dated February 9, 1996 jointly filed by (a) Brinson Partners, Inc. ("BPI"), a registered investment company and a wholly owned subsidiary of Brinson Holdings, Inc. ("BHI"); (b) Brinson Trust Company ("BTC"), a bank and a wholly owned subsidiary of BPI;
    (c) BHI, a parent holding company and a wholly owned subsidiary of SBC Holding (USA), Inc. ("SBCUSA"); (d) SBCUSA, a parent holding company and a wholly owned subsidiary of Swiss Bank Corporation ("SBC"); and (e) SBC, a parent holding company (collectively, the "Brinson Companies"), as of December 31, 1995, (i) BPI, BHI, SBCUSA and SBC beneficially owned 1,584,970 shares of Series C Preferred Stock as a result of their beneficial ownership of 15,849,700 Series C Depositary Shares and (ii) BTC beneficially owned 454,460 shares of Series C Preferred Stock as a result of its beneficial ownership of 4,544,600 Series C Depositary Shares. The Brinson Companies had shared voting and investment power over all of the shares of which they were the respective beneficial owners.



(4) According to the Schedule 13G dated February 14, 1996 filed by The Prudential Insurance Company of America ("Prudential"), Prudential, a mutual insurance company, broker-dealer and investment adviser, beneficially owned an aggregate of 1,716,515 shares of Series C Preferred Stock as of December 31, 1995 as a result of having direct or indirect voting and/or investment discretion over 17,165,150 Series C Depositary Shares which were held for the benefit of its clients. According to the Schedule 13G, Prudential had shared voting and investment power over 17,143,200 of those shares.



(5) According to the Schedule 13G dated February 13, 1996 filed by Wellington Management Company ("Wellington"), Wellington, a registered investment adviser, beneficially owned an aggregate of 1,481,140 shares of Series C Preferred Stock as of December 31, 1995 as a result of its ownership of 14,811,400 Series C Depositary Shares. According to the Schedule 13G, Wellington had shared voting power with respect to 14,071,400 of the shares and shared investment power over all of the 14,811,400 shares.


(6) Wachovia Bank of North Carolina, N.A. ("Wachovia") holds such shares in its capacity as Trustee of the Master Trust. Under the terms of the Master Trust, Wachovia is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia has no investment power with respect to shares of ESOP Preferred Stock.

                             EXECUTIVE COMPENSATION

SUMMARY


    The following pages describe the components of the total compensation of the most highly compensated executive officers (as required by SEC rules) of the Company at the end of the last completed fiscal year. The principal components of such individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The bonus amounts represent amounts that the Compensation Committee and the Board approved for each named individual based on Company performance during 1995. The long-term compensation shown in the Summary Compensation Table was provided under the Company's 1990 Long Term Incentive Plan (the "LTIP") which provides for various types of awards such as stock options, restricted stock, performance share awards and performance unit awards, as described below. Also described below is the future compensation such individuals can receive under the Company's retirement plans or, following termination of employment under certain circumstances, under private employment agreements in effect during 1995.


SUMMARY COMPENSATION TABLE


    The following table presents certain specific information regarding the 1995 compensation of the most highly compensated executive officers (as required by SEC rules) of the Company at the end of the last fiscal year. Mr. Goldstone served as (non-employee) General Counsel from March 3, 1995 until September 30, 1995. Effective October 1, 1995, Mr. Goldstone became employed as President and General Counsel of the Company. As of December 5, 1995, Mr. Harper relinquished the position of Chief Executive Officer of the Company and Mr. Goldstone became its President and Chief Executive Officer. Mr. Harper continues to be employed as Chairman of the Company.


                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                               -----------------------------------------------------
                                                                               SECURITIES  SECURITIES
                                ANNUAL COMPENSATION                            UNDERLYING  UNDERLYING
    NAME &            ---------------------------------------    RESTRICTED     RN STOCK    NA STOCK     LONG-TERM
   PRINCIPAL                                   OTHER ANNUAL        STOCK        OPTIONS     OPTIONS      INCENTIVE
   POSITION     YEAR  SALARY($)  BONUS($)(1)  COMPENSATION($)  AWARD(S)($)(2)  (# SHARES)  (# SHARES)  PAYOUTS($)(3)
--------------- ----  ---------  -----------  ---------------  --------------  ----------  ----------  -------------
STEVEN F.
 GOLDSTONE..... 1995  $ 762,821(5) $   610,000   $    14,770(6)    $      0      400,000           0     $       0
 President &
 CEO

CHARLES M.
 HARPER........ 1995  $ 600,000  $ 2,410,000    $   384,685(7)    $      0       280,000   1,090,550 (8) $       0
 Chairman       1994  $ 600,000  $ 2,410,000    $ 7,534,241       $      0       150,000 (8)    --       $       0
                1993  $ 700,000  $ 1,750,000    $   472,830       $      0     1,750,000 (8)    --       $       0

H. JOHN
 GREENIAUS..... 1995  $ 837,500  $   693,000    $ 1,896,714(9)    $      0       200,000     880,606(10) $ 699,627
 President &    1994  $ 700,000  $   983,430    $ 2,045,752       $      0             0        --       $ 254,490
 CEO, Nabisco,  1993  $ 601,042  $   579,000    $    71,398       $600,000       100,000 (10)   --       $       0
 Inc.

JAMES W.
 JOHNSTON...... 1995  $ 837,500  $   420,000    $ 1,365,804(11)   $      0       684,000 (12)         0  $ 697,857
 Chairman, RJRT 1994  $ 700,000  $ 1,725,000    $ 3,902,147       $      0             0      --         $ 255,104
 World Wide     1993  $ 612,083  $   225,000    $   123,435       $826,461       100,000 (12)    --      $       0

ANDREW J.
 SCHINDLER..... 1995  $ 440,481  $   389,000    $   231,118(13)    $      0      207,800 (14)         0   $ 409,225
 President &    1994  $ 322,314  $   617,000    $   198,703        $      0             0      --         $ 144,090
 CEO, RJ        1993  $ 261,538  $   175,000    $    47,254       $360,000        35,000 (14)  --         $       0
 Reynolds
 Tobacco Co.

ROBERT S.
 ROATH......... 1995  $ 357,250  $   419,500    $   418,026(15)    $     0        92,000 (16)    26,403(17)$ 311,225
 Senior Vice    1994  $ 315,000  $   633,000    $   694,936       $750,000     $       0      --           $  76,877
 President &    1993  $ 275,128  $   170,000    $    48,833       $412,000        35,000      --           $       0
 Chief
 Financial
 Officer

    NAME &             ALL
   PRINCIPAL          OTHER
   POSITION      COMPENSATION(4)
---------------  ---------------
STEVEN F.
 GOLDSTONE......   $     6,375
 President &
 CEO

CHARLES M.
 HARPER........    $    90,300
 Chairman          $ 2,120,391
                   $   423,417

H. JOHN            $    54,628
 GREENIAUS.....    $    24,990
 President &       $    34,808
 CEO, Nabisco,
 Inc.

JAMES W.
 JOHNSTON......    $   113,688
 Chairman, RJRT    $    57,878
 World Wide        $    70,065

ANDREW J.          $    31,724
 SCHINDLER.....    $    10,613
 President &       $    14,367
 CEO, RJ
 Reynolds
 Tobacco Co.


ROBERT S.          $    23,707
 ROATH.........    $     9,930
 Senior Vice       $    15,748
 President &
 Chief
 Financial
 Officer


------------


 (1) Except as otherwise noted in this footnote, the bonus amounts shown in the table for all of the named executive officers other than Messrs. Goldstone and Roath reflect annual bonus payments that were based solely on Company performance during 1995 as determined using performance objectives established early in 1995. The amount shown for Messrs. Goldstone and Roath were


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) based largely (but not exclusively) on the same performance objectives. The amount shown also includes a special bonus amount of $300,000 paid in February 1995 to Mr. Greeniaus in recognition of his critical role in the preparation for and successful implementation of the initial public offering of Nabisco Stock, and the increased scope of his responsibilities resulting therefrom.


 (2) Except as noted below, as of December 31, 1995, restrictions had lapsed on the restricted stock awards made to the named executive officers. Restrictions will lapse on July 1, 1997 with respect to restricted stock granted to Mr. Roath on July 14, 1994. The grant covered 25,000 shares of Common Stock. The value of an equivalent number of unrestricted shares as of December 31, 1995 was $768,750.



 (3) The amounts shown in the table represent long-term incentive payouts under the Executive Equity Program of the LTIP and the 1993 Performance Share Program of the LTIP. Performance Share awards, denominated in shares of Common Stock, were granted in 1993. The number of shares earned was based on cumulative operating company contribution for the performance period 1993-1995. The Performance Share payout was made in cash in February 1996. The Executive Equity Program applies to individuals who previously acquired purchase stock under the LTIP (as described under "Stock-Based Awards" below). The named executive officers who participate in the program receive cash grants on four annual grant dates (three, for Messrs. Schindler and Roath) beginning July 1994 and ending July 1997 (1996, for Messrs. Schindler and Roath). The amount awarded on each grant date is equal to the excess, if any, of (i) 25% (33%, for Messrs. Schindler and Roath) of the maximum amount the individual could have borrowed to acquire purchase stock, over (ii) the then fair market value of the same percentage of such individual's purchase stock. The grant is increased by the amount necessary to hold the individual harmless from income taxes due as a result of the grant. No grant will be made on a grant date if, on such grant date, the amount determined under clause (ii) above equals or exceeds the amount determined in clause (i) above.


 (4) The amounts shown in the table reflect Company contributions made on behalf of the named individuals under the Company's qualified and non-qualified defined contribution plans, as follows:


                                             COMPANY MATCHING CONTRIBUTION    COMPANY CONTRIBUTION
    NAME                                           (QUALIFIED PLAN)           (NON-QUALIFIED PLAN)
    ----                                     -----------------------------    --------------------
Mr. Goldstone.............................              $ 4,500                     $  1,875
Mr. Harper................................              $ 4,500                     $ 85,800
Mr. Greeniaus.............................              $ 4,500                     $ 50,128
Mr. Johnston..............................              $ 4,500                     $ 72,375
Mr. Schindler.............................              $ 4,500                     $ 27,224
Mr. Roath.................................              $ 4,500                     $ 19,207


The amount shown in the table for Mr. Johnston also includes $36,813, which was the 1995 premium for the insurance policies referred to in footnote (11).

 (5) The amount shown in the table includes consulting fees earned by Mr. Goldstone during his tenure as non-employee general counsel ($531,250) and salary amounts received as an employee ($231,571).

 (6) The amount shown in the table reflects amounts attributable to Mr. Goldstone's participation in the Company's executive perquisite program, which provides him with supplemental insurance and an annual allowance ($13,027 for the portion of the year during which he was an employee) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

 (7) The amount shown in the table for Mr. Harper includes certain income tax liabilities related to his life insurance arrangements which were reimbursed by the Company to Mr. Harper. The amount shown in the table also reflects amounts not paid to Mr. Harper but nonetheless allocable to his

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) personal use of company facilities and aircraft ($138,492) and amounts attributable to Mr. Harper's participation in the Company's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($61,713) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.


 (8) In January 1995, in connection with the initial public offering of Nabisco Stock, Mr. Harper received an option to purchase Nabisco Stock in exchange for the cancellation of one-half of his then outstanding options to purchase Common Stock (comprised of (i) options identified in the RN stock option column for 1994 covering 75,000 shares and (ii) options identified in the RN stock option column for 1993 covering 875,000 shares). The Nabisco Stock option is described in the table captioned "Option Grants in the Last Fiscal Year".



 (9) Most of the amount shown in the table for Mr. Greeniaus reflects tax payments made from a grantor trust established by RJRN in 1989 to hold executives harmless from certain federal tax liabilities relating to the leveraged buy-out in 1989. The amount shown in the table also includes certain income tax liabilities related to the funding of his retirement plan benefit (described under "Retirement Plans") and to his participation in the Executive Equity Program (described in footnote (3)), which liabilities were reimbursed by the Company to Mr. Greeniaus. The amount shown in the table also reflects amounts not paid to Mr. Greeniaus but, nonetheless, allocable to his personal use of company aircraft, and amounts attributable to his participation in the Company's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($54,134) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.


(10) The amount shown in the table includes an option to purchase 555,606 shares of Nabisco Stock granted to Mr. Greeniaus in January 1995, in exchange for the cancellation of all of his then outstanding options to purchase Common Stock (including all of his options identified in the RN stock option column for 1993). The Nabisco Stock option is described in the table captioned "Option Grants in the Last Fiscal Year".

(11) The amount shown in the table for Mr. Johnston includes certain income tax liabilities related to (i) the funding of his retirement plan benefit (described under "Retirement Plans"), (ii) his life insurance arrangements and (iii) his participation in the Executive Equity Program (described in footnote (3)), which liabilities were reimbursed by Holdings to Mr. Johnston. The amount shown also reflects amounts not paid to Mr. Johnston but nonetheless allocable to his personal use of company aircraft ($36,150) and amounts attributable to Mr. Johnston's participation in the Company's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

(12) The amount shown in the table includes an option to purchase 484,000 shares of Common Stock that was granted to Mr. Johnston in exchange for the cancellation of all of his then outstanding stock options (including the option covering 100,000 shares identified in the RN stock option column for
     1993).

(13) The amount shown in the table for Mr. Schindler includes certain income tax liabilities related to his participation in the Executive Equity Program (described in footnote (3)), which liabilities were reimbursed by the Company to Mr. Schindler. The amount shown in the table also reflects Mr. Schindler's participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected life, spousal life, automobile and personal liability insurance.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(14) The amount shown in the table includes an option to purchase 147,800 shares of Common Stock that was granted to Mr. Schindler in exchange for the cancellation of all of his then outstanding stock options (including the option covering 35,000 shares identified in the RN stock option column for
     1993).


(15) The amount shown in the table for Mr. Roath includes certain income tax liabilities related to the funding of his retirement plan benefit (described under "Retirement Plans") and to his participation in the Executive Equity Program (described in footnote (3)), which liabilities were reimbursed by the Company to Mr. Roath. The amount shown in the table also reflects Mr. Roath's participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($30,866) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.



(16) The amount shown in the table includes an option to purchase 92,000 shares of Common Stock that was granted to Mr. Roath in exchange for the cancellation of all of his then outstanding stock options (including shares identified in the RN stock option column for 1993).



(17) In March 1995, in connection with the initial public offering of Nabisco Stock, Mr. Roath received an option to purchase shares of Nabisco Stock in exchange for the cancellation of 20% of his then outstanding options to purchase Common Stock (including 7,000 of the shares identified in the RN stock option column for 1993). The Nabisco Stock option is described in the table captioned "Option Grants in the Last Fiscal Year".


STOCK-BASED AWARDS

    The Company believes that significant purchases of Common Stock by its executives through the commitment of personal financial resources is critical to the Company's philosophy of encouraging executives to act as owner-managers. Accordingly, the Company maintains the LTIP to encourage executives to purchase Common Stock. The Company has issued stock options and other stock-based awards under the LTIP to the named executive officers and to other key employees. Certain options granted to all of the named executive officers were conditioned on the purchase by them of Common Stock.


    In connection with the purchase of Common Stock under the LTIP, executives were permitted to borrow on a secured basis from the Company the purchase price for the shares of the purchased stock. In addition, purchasers were entitled to borrow money from the Company on substantially the same terms to pay taxes, if any, due on any taxable income recognized in connection with such purchases. For Mr. Goldstone, the current annual interest rate is 6.26% (the applicable federal rate for long-term loans as of December 1995). For all of the other named executive officers with outstanding indebtedness, the current annual interest rate, which was set in July 1993 at the then applicable federal rate for long term loans, is 6.37%. The indebtedness, plus accrued interest and taxes, must be repaid upon the earlier of sale of the shares or termination of plan participation. As of February 1, 1996, the named executive officers of the Company with outstanding indebtedness in connection with such loans were: Mr. Goldstone, $504,967; Mr. Greeniaus $1,647,748; Mr. Johnston $995,895; and Mr. Schindler $473,841. Messrs. Greeniaus, Johnston and Schindler have repaid a portion of their indebtedness since January 1, 1995. The largest amount of indebtedness since January 1, 1995 for each of these individuals was Mr. Greeniaus $1,895,989; Mr. Johnston $1,266,472; and Mr. Schindler $631,219.


    The following table identifies the grants of stock options made to the named executive officers in 1995. For Messrs. Harper and Greeniaus, the table also includes options to purchase shares of Nabisco Stock granted pursuant to a long-term incentive plan maintained by Nabisco including, as identified in footnotes to the table, options granted in exchange for the cancellation of outstanding options to purchase Common Stock under the LTIP. For Messrs. Johnston and Schindler, the table includes stock options that were granted in exchange for the cancellation of stock options covering an equal number of shares.

                  OPTION GRANTS IN THE LAST FISCAL YEAR (1995)


                                                   INDIVIDUAL GRANTS
                             --------------------------------------------------------------
                                 NUMBER OF        PERCENT OF TOTAL
                                 SECURITIES       OPTIONS GRANTED    EXERCISE                 GRANT DATE
                             UNDERLYING OPTIONS   TO EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
   NAME                         GRANTED (#)       FISCAL YEAR (1)    ($/SHARE)      DATE       VALUE (2)
   ----                      ------------------   ----------------   ---------   ----------   -----------
S. F. Goldstone............       100,000 RN(3)           0.8%        $ 28.125       8/8/10   $   689,000
                                  100,000 RN(3)           0.8%        $ 32.250     10/11/10   $   790,000
                                  200,000 RN(3)           1.5%        $ 30.250      12/5/10   $ 1,482,000
C. M. Harper...............       150,000 RN(6)           1.2%        $ 30.750     12/31/10   $ 1,129,500
                                  130,000 RN(4)(5)        1.0%        $ 28.875      6/13/10   $   919,100
                                1,090,550 NA(7)          12.1%        $ 24.500      1/19/10   $11,559,830
H. J. Greeniaus............       200,000 RN(3)           1.5%        $ 28.125       8/8/10   $ 1,378,000
                                  555,606 NA(7)           6.1%        $ 24.500      1/19/10   $ 5,889,424
                                  325,000 NA(8)           3.6%        $ 24.500      1/19/10   $ 3,445,000
J. W. Johnston.............       200,000 RN(3)(4)        1.5%        $ 29.700      4/27/10   $ 1,260,000
                                  484,000 RN(5)(9)        3.7%        $ 27.000      4/27/10   $ 3,199,240
A. J. Schindler............        60,000 RN(3)(4)        0.5%        $ 29.700      4/27/10   $   378,000
                                  147,800 RN(5)(9)        1.1%        $ 27.000      4/27/10   $   976,958
R. S. Roath................        92,000 RN(5)(9)        0.7%        $ 27.000      4/27/10   $   608,120
                                   26,403 NA(7)           0.3%        $ 28.625      3/31/10   $   326,975


------------


(1) The percentages shown in this column opposite number of securities underlying options granted to purchase Common Stock represent the percentage of all options to purchase Common Stock and the percentages shown in this column opposite number of securities underlying options granted to purchase Nabisco Stock represent the percentage of all options to purchase Nabisco Stock under the long-term incentive plan maintained by Nabisco.


(2) The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: stock price volatility of .3283 and .2205 for the Company and Nabisco, respectively; dividend yield of 5.14% and 1.9% for the Company and Nabisco respectively; interest rate 6.95%; and, for each option, its full 15 year term. There were no adjustments made for non-transferability or risk of forfeiture. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on the gain in stock price over the exercise price when the shares are sold.

(3) These stock options become vested and exercisable over three years in accordance with the following schedule: 33% on each of the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The stock options have terms of 15 years from the date of grant but are subject to earlier cancellation in certain circumstances.

(4) The exercise price of these stock options is equal to 110% of the fair market value of Common Stock on the date of grant.

(5) These stock options are vested, but will not become exercisable until the third anniversary of the date of grant. The stock options have terms of 15 years from the date of grant, but are subject to earlier cancellation in certain circumstances.

(6) This stock option was granted to Mr. Harper on December 31, 1995 pursuant to the terms of his employment agreement. The exercise price of the stock option is equal to the fair market value of Common Stock on the date of grant. The stock option becomes vested and exercisable over two years in accordance with the following schedule: one-half on each May 31, beginning May 31, 1996. The stock option has a term of 15 years from the date of grant, but is subject to earlier cancellation in certain circumstances.

(7) These stock options relate to shares of Nabisco Stock and were granted pursuant to a long-term incentive plan maintained by Nabisco. They were granted in exchange for the cancellation of outstanding options to purchase Common Stock under the Company's long term incentive plan.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
    These stock options are vested, but will not become exercisable until the third anniversary of the date of grant. The stock options have terms of 15 years from the date of grant, but are subject to earlier cancellation in certain circumstances.

(8) This stock option relates to shares of Nabisco Stock and was granted pursuant to a long-term incentive plan maintained by Nabisco. The stock option becomes vested over three years in accordance with the following schedule: 33% on each of the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant, but may not be exercised until the third anniversary of the date of grant. The stock option has a term of 15 years from the date of grant, but is subject to earlier cancellation in certain circumstances.

(9) These stock options were granted in exchange for the cancellation of an equal number of outstanding stock options.


    In April 1995, the Company permitted optionholders to exchange all of their outstanding stock options for an equal number of new stock options. Optionholders who desired to participate in the exchange were required to surrender all of their outstanding stock options, including options for which the then fair market value of Common Stock exceeded the exercise price ("in the money" options). The following table provides certain information regarding the exchange for those executive officers of the Company who elected to participate in the exchange. Of the executive officers identified in the Summary Compensation Table, only Messrs. Johnston, Schindler and Roath participated in the exchange. The exchange is discussed further in the Compensation Committee Report beginning on page 25.


                         TEN-YEAR OPTION/SAR REPRICINGS


                                            NUMBER OF                                                          LENGTH OF
                                            SECURITIES                                                      ORIGINAL OPTION
                                            UNDERLYING   MARKET PRICE OF   EXERCISE PRICE AT                TERM REMAINING
                                           OPTIONS/SARS  STOCK AT TIME OF       TIME OF       NEW EXERCISE    AT DATE OF
                                           REPRICED OR     REPRICING OR      REPRICING OR      PRICE ($)     REPRICING OR
                                   DATE    AMENDED (#)     AMENDMENT($)      AMENDMENT ($)        (1)          AMENDMENT
                                  -------  ------------  ----------------  -----------------  ------------  ---------------
James W. Johnston................ 4/27/95     240,000         $27.00            $25.000          $27.00      4 yrs. 0 mons.
Chairman, RJRT WW                 4/27/95     144,000         $27.00            $37.500          $27.00     10 yrs. 9 mons.
                                  4/27/95     100,000         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Andrew J. Schindler.............. 4/27/95      52,000         $27.00            $25.000          $27.00      4 yrs. 0 mons.
Pres. & CEO, RJRT                 4/27/95      52,800         $27.00            $37.500          $27.00     10 yrs. 9 mons.
                                  4/27/95       8,000         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95      35,000         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Robert S. Roath.................. 4/27/95      38,400         $27.00            $28.750          $27.00     10 yrs. 0 mons.
SVP & CFO                         4/27/95      25,600         $27.00            $37.500          $27.00     10 yrs. 9 mons.
                                  4/27/95      28,000         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Pierre de Labouchere............. 4/27/95       4,800         $27.00            $25.000          $27.00      4 yrs. 0 mons.
Pres & CEO, RJRTI                 4/27/95       1,600         $27.00            $37.500          $27.00     10 yrs. 9 mons.
                                  4/27/95       3,200         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95      14,000         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Gerald I. Angowitz............... 4/27/95         960         $27.00            $37.500          $27.00     10 yrs. 9 mons.
SVP, HR & Admin                   4/27/95       2,560         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95         960         $27.00            $41.250          $27.00     12 yrs. 9 mons.
                                  4/27/95      11,200         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Huntley R. Whitacre.............. 4/27/95       9,600         $27.00            $25.000          $27.00      4 yrs. 0 mons.
SVP, Investor Rel                 4/27/95       2,240         $27.00            $37.500          $27.00     10 yrs. 9 mons.
                                  4/27/95       3,200         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95      14,400         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Jason H. Wright.................. 4/27/95       2,000         $27.00            $28.750          $27.00       5 yrs. 0 mon.
SVP, WW Comm                      4/27/95       1,000         $27.00            $37.500          $27.00      10 yrs. 9 mon.
                                  4/27/95       3,000         $27.00            $50,000          $27.00     11 yrs. 9 mons.
                                  4/27/95      20,000         $27.00            $27.815          $27.00     13 yrs. 2 mons.
H. Colin McBride................. 4/27/95      16,000         $27.00            $25.000          $27.00       5 yrs. 0 mon.
VP, AGC & Secy                    4/27/95       2,400         $27.00            $37.500          $27.00      10 yrs. 9 mon.
                                  4/27/95       2,400         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95      10,400         $27.00            $27.815          $27.00     13 yrs. 2 mons.
Jo-Ann Ford...................... 4/27/95       2,783         $27.00            $27.815          $27.00      10 yrs. 0 mon.
SVP Law & Secy                    4/27/95       2,400         $27.00            $37.500          $27.00      10 yrs. 9 mon.
                                  4/27/95      15,200         $27.00            $50.000          $27.00     11 yrs. 9 mons.
                                  4/27/95      17,600         $27.00            $27.815          $27.00     13 yrs. 2 mons.


------------
(1) The new exercise price is equal to the fair market value of Common Stock on the date of grant.

    The following table provides information relating to the number and value of shares of Common Stock subject to options held by the named executive officers as of December 31, 1995. There were no stock option exercises during 1995 by any of the named individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END VALUE (1995)


                                                                                                      VALUE OF UNEXERCISED,
                                                                     TOTAL NO. OF UNEXERCISED              IN-THE-MONEY
                                                                           OPTIONS HELD            OPTIONS HELD AT FY- END ($)
                                    SHARES                                AT FY-END (#)                        (1)
                                   ACQUIRED           VALUE        ----------------------------    ----------------------------
   NAME                 TYPE    ON EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
   ----                 ----    ---------------    ------------    -----------    -------------    -----------    -------------
S. F. Goldstone......    RN            0                $0                 0          400,000      $         0     $   362,500
C. M. Harper.........    RN            0                $0           462,500          767,500      $ 1,131,250     $ 1,456,250
                         NA            0                $0                 0        1,090,550      $         0     $ 8,860,719
H. J. Greeniaus......    RN            0                $0                 0          200,000      $         0     $   525,000
                         NA            0                $0                 0          880,606      $         0     $ 7,154,924
J. W. Johnston.......    RN            0                $0                 0          684,000      $         0     $ 2,025,000
A. J. Schindler......    RN            0                $0                 0          207,800      $         0     $   617,250
R. S. Roath..........    RN            0                $0                 0           92,000      $         0     $   345,000
                         NA            0                $0                 0           26,403      $         0     $   105,612


------------
(1) Calculated based on the excess of the fair market value on December 31, 1995 of Common Stock ($30.75) or Nabisco Stock ($32.625), as appropriate, over the option exercise price.

LONG TERM INCENTIVE AWARDS

    The following table describes performance stock units that were granted to Mr. Goldstone in 1995 in accordance with his employment agreement. The table also describes cash-denominated performance unit awards that were granted to the other named executive officers in 1995 pursuant to the LTIP. Participants were granted a designated number of performance units, which may be earned upon completion of a three-year performance period. Payouts of awards at the end of the performance period are based on cumulative cash net income before the after-tax amortization of trademarks and goodwill during the performance period for the Company and its subsidiaries, for worldwide tobacco or for domestic tobacco, as appropriate.

                           LONG TERM INCENTIVE PLANS
                       AWARDS IN LAST FISCAL YEAR (1995)


                                             AWARDS
                            ----------------------------------------
                                 NO. OF            PERFORMANCE OR             ESTIMATED FUTURE PAYOUTS
                            SHARES/UNITS OR      OTHER PERIOD UNTIL     -------------------------------------
   NAME                     OTHER RIGHTS (#)    MATURATION OR PAYOUT    THRESHOLD      TARGET       MAXIMUM
   ----                     ----------------    --------------------    ---------    ----------    ----------
PERFORMANCE STOCK UNITS
  S. F. Goldstone(1).....         200,000             12/31/98              0           200,000       200,000
PERFORMANCE UNIT AWARDS
C. M. Harper(2)..........       2,029,000             12/31/97              0        $2,029,000    $3,043,500
H. J. Greeniaus..........               0                                                   n/a
J. W. Johnston(3)........       3,000,000             12/31/97              0        $3,000,000    $4,500,000
A. J. Schindler(4).......       2,000,000             12/31/97              0        $2,000,000    $3,000,000
R. S. Roath(2)...........         910,000             12/31/97              0        $  910,000    $1,365,000


------------

                                                   (Footnotes on following page)

(Footnotes for preceding page)
(1) Each performance stock unit granted to Mr. Goldstone is equal in value to one share of Common Stock and will be paid to Mr. Goldstone only if (i) Mr. Goldstone remains employed by the Company through December 31, 1998 (unless he is terminated by the Company without cause or he voluntarily terminates employment with good reason) and (ii) the market price for Common Stock averages $43.75 or more for any consecutive 30-day period ending on or prior to December 31, 1998.


(2) The payouts for Mr. Harper and Mr. Roath are based on cumulative cash net income during the performance period for the Company. If targeted results are achieved, the performance units will have the targeted value. The performance units will have no value unless the actual performance exceeds 86.2% of the target, and they will have the maximum value if the actual performance equals or exceeds 114.7% of the target.


(3) The payout for Mr. Johnston is based on cumulative cash net income during the performance period for worldwide tobacco operations. If targeted results are achieved, the performance units will have the targeted value. The performance units will have no value unless the actual performance exceeds 88% of the target, and they will have the maximum value if the actual performance equals or exceeds 112.5% of the target.

(4) The payout for Mr. Schindler is based on cumulative cash net income during the performance period for domestic tobacco operations. If targeted results are achieved, the performance units will have the targeted value. The performance units will have no value unless the actual performance exceeds 89.3% of the target, and they will have the maximum value if the actual performance equals or exceeds 108% of the target.

RETIREMENT PLANS


    The named executive officers participate in noncontributory defined benefit retirement plans maintained by the Company or its subsidiaries. Mr. Goldstone, Mr. Greeniaus, Mr. Johnston, Mr. Schindler and Mr. Roath also participate in a Supplemental Executive Retirement Plan. Mr. Harper's employment agreement provides him with a vested supplemental pension substantially similar to the Supplemental Executive Retirement Plan, except that Mr. Harper will be credited with 6 years of service in addition to his actual service with the Company. Benefits under the Supplemental Executive Retirement Plan are payable only after a participant's retirement at a specified retirement age.


    The following table shows the estimated annual benefits payable upon retirement under the Supplemental Executive Retirement Plan and, in Mr. Harper's case, pursuant to his employment agreement, as described in the preceding paragraph. The retirement benefits shown are computed without regard to the Social Security offset and are based upon retirement at age 60 and the payment of a single-life annuity to the employee.


                               ESTIMATED ANNUAL RETIREMENT BENEFITS
                                         YEARS OF SERVICE
                              ---------------------------------------
AVERAGE FINAL COMPENSATION    10 OR FEWER        15        20 OR MORE
--------------------------    -----------    ----------    ----------
        $  600,000            $   200,000    $  225,000    $  300,000
        $  700,000            $   233,333    $  262,500    $  350,000
        $  800,000            $   266,666    $  300,000    $  400,000
        $  900,000            $   300,000    $  337,500    $  450,000
        $1,000,000            $   333,333    $  375,000    $  500,000
        $1,200,000            $   400,000    $  450,000    $  600,000
        $1,600,000            $   533,333    $  600,000    $  800,000
        $2,000,000            $   666,666    $  750,000    $1,000,000
        $2,400,000            $   800,000    $  900,000    $1,200,000
        $2,800,000            $   933,333    $1,050,000    $1,400,000
        $3,200,000            $ 1,066,666    $1,200,000    $1,600,000
        $3,600,000            $ 1,200,000    $1,350,000    $1,800,000
        $4,000,000            $ 1,333,333    $1,500,000    $2,000,000



    For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of base salary, bonus in the year earned (target bonus, for Mr. Goldstone) and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. If the participant has fewer than 36 months of service, all months are considered. Average Final Compensation as of December 31, 1995 for the named individuals was: Mr. Goldstone: $1,648,400; Mr.
Harper: $3,000,000; Mr. Greeniaus: $1,464,657; Mr. Johnston: $1,421,194; Mr.
Schindler: $738,552; and Mr. Roath: $607,735. The following are estimated years of credited service at age 60 (rounded to the nearest year) for the participants listed above (giving effect to individual arrangements): Mr. Goldstone: 24 years; Mr. Greeniaus: 28 years; Mr. Johnston: 30 years; Mr. Schindler: 20 years; and Mr. Roath: 12 years. Mr. Harper's estimated years of credited service at the end of the term of his employment agreement will be 11 years.


    In 1994, the Company purchased annuity contracts to fund retirement benefits for certain participants in the Supplemental Executive Retirement Plan (including Messrs. Greeniaus and Johnston) and for Mr. Harper under his retirement arrangement. The annuity contracts fund the participants' after-tax vested benefits, reduced by their vested benefit under the Company's qualified pension plan. In 1995, the Company purchased annuity contracts to fund the retirement benefits accrued in 1994 for Messrs. Greeniaus and Johnston. The benefits funded by the purchase of annuity contracts will not be available to the individuals until they retire.

AGREEMENTS WITH CERTAIN OFFICERS

    Effective December 5, 1995, the Company and RJRN entered into an employment agreement with Mr. Goldstone pursuant to which Mr. Goldstone became employed as Chief Executive Officer of, and continued to serve as President of, the Company and RJRN. Pursuant to the employment agreement, Mr. Goldstone is entitled to receive an annual base salary of at least $1.1 million per year and a target bonus of at least 70% of his base salary. The employment agreement also provides that Mr. Goldstone will participate in the Supplemental Executive Retirement Plan ("SERP") and is eligible for retiree medical coverage (for which purpose he is deemed to be at least age 55), under which programs he is credited with 13.5 years of service in addition to his actual service with the Company. Mr. Goldstone's after-tax benefit under the SERP is required to be funded on a current basis, but will be forfeited if his employment terminates for "cause" or without "good reason" (each as summarized below), in either case prior to the earlier of October, 1998 or a change of control (as summarized below, a "Change of Control"). Mr. Goldstone is to be reimbursed for taxes incurred as a result of funding this arrangement.


    The employment agreement provides that if the Company or RJRN terminates Mr. Goldstone's employment without "cause" or if Mr. Goldstone terminates his employment for "good reason," then Mr. Goldstone will receive compensation continuance and additional retirement credits, welfare benefits and certain perquisites (collectively, "Continued Benefits") for three years. Compensation continuance will be based on Mr. Goldstone's then current base salary and target annual bonus. "Cause" includes willful gross misconduct or malfeasance, or substantial and continuing willful refusal by Mr. Goldstone to perform his duties, in each case having a material adverse effect on the Company or RJRN, or certain criminal conduct. "Good reason" includes a reduction in Mr. Goldstone's duties or positions, a reduction in Mr. Goldstone's initial salary and annual bonus opportunity, relocation, a material breach of the contract by RJRN or the Company, or following a Change of Control a reduction in compensation programs or benefits.



    Upon a Change of Control, or if Mr. Goldstone's employment is terminated during the 24-month period following a Change of Control, the employment agreement provides for compensation and benefits consistent with the provisions applicable to other headquarters employees as described below. A Change of Control includes certain acquisitions of 30% or more of the combined voting power of the Company securities, certain changes in the composition of the Board (including certain changes resulting from a proxy contest), certain mergers or consolidations of the Company or the disposition of substantially all of the assets of the Company.



    In 1993, the Company and RJRN entered into a four-year employment agreement with Mr. Harper pursuant to which Mr. Harper became employed as Chairman of the Boards of Directors of the Company and RJRN and Chief Executive Officer of the Company and RJRN. Pursuant to the employment agreement, Mr. Harper was entitled to receive an annual base salary plus bonus of at least $3.0 million per year, including annual base salary of at least $1.2 million. In order to enable the Company to preserve its federal income tax deduction for the salary and annual bonus paid to Mr. Harper, Mr. Harper agreed, in March 1994 and February 1995, to amend the employment agreement as it related to his salary and annual bonus for 1994 and 1995, respectively. The amendments reduced his base salary for those years to $600,000, increased his target bonus to reflect the salary reduction and made his annual bonus contingent on company operating performance.


    The employment agreement provided that Mr. Harper will receive a supplemental pension and certain life insurance, both of which are vested and funded. The employment agreement (as amended through April 1995) also provided that if the Company or RJRN terminated Mr. Harper's employment without "cause" or if Mr. Harper terminated his employment for "good reason" (each as summarized below) then Mr. Harper would receive compensation continuance and Continued Benefits for three years. Compensation continuance would be based on Mr. Harper's then current base salary and the highest annual bonus previously paid to, or accrued for, him. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Harper, Mr. Harper would also be reimbursed for the amount of the excise tax on such payments as well as any incremental income taxes payable on the reimbursed amount ("tax reimbursement payments").


    The 1993 employment agreement required the Company to grant options to purchase 150,000 shares of Common Stock to Mr. Harper on each December 31 on which he remains employed by RJRN, through December 31, 1996. The exercise price for the options is equal to the fair market value of such shares on the business day immediately preceding the date of grant. The options are exercisable for 15 years from the date of grant; provided, that if Mr. Harper's employment terminates for "cause," the options would expire immediately. The options become vested and exercisable in equal annual installments on each May 31 after the date of grant through May 31, 1997. Certain of the options become fully vested upon Mr. Harper's retirement. Mr. Harper is currently eligible to retire.

    In December 1995, Mr. Harper's employment agreement with the Company and RJRN was amended and restated to reflect the fact that from and after December 5, 1995 Mr. Harper will continue to be employed only as Chairman of the Board of the Company and RJRN and to extend the term of the agreement through December 5, 1998. The amended and restated employment agreement otherwise substantially maintains the terms of the prior employment agreement except that Mr. Harper's annual base salary beginning January 1996 was reduced to $500,000, and his annual bonus opportunity is not guaranteed and will be subject to determination by the Board. Under the amended and restated employment agreement, Mr. Harper is no longer entitled to three years of compensation and benefits continuance in the event of termination without "cause" or for "good reason"; instead, the duration of his compensation and benefits continuance will be reduced to the remainder of the term of the amended and restated agreement. "Good reason" includes an involuntary reduction in Mr. Harper's duties or positions, an involuntary reduction in Mr. Harper's salary or the failure to provide him with an annual bonus opportunity, relocation, a material breach of the contract by RJRN or the Company, or following a Change of Control a reduction in compensation programs or benefits. "Cause" includes willful gross misconduct or malfeasance, or substantial and continuing willful refusal by Mr. Harper to perform his duties, in each case having a material adverse effect on the Company or RJRN, or certain criminal conduct. In addition, certain Change of Control provisions have been incorporated into the employment agreement consistent with the Change of Control provisions applicable to other headquarters employees and Mr. Harper will be entitled to certain other benefits upon a Change of Control under the LTIP, all as described below.


    Effective December 14, 1995, the Company, RJRN and Nabisco entered into an employment agreement with Mr. Greeniaus amending and restating prior agreements and pursuant to which Mr. Greeniaus agreed to serve as Vice Chairman of the Company and RJRN and to continue to serve as President and Chief Executive Officer of Nabisco. Pursuant to the employment agreement, Mr. Greeniaus is entitled to receive an annual base salary of at least $850,000 per year and is eligible for an annual target bonus opportunity of at least 70% of his base salary for the relevant year. Mr. Greeniaus has vested retirement benefits under the SERP and certain other plans which are funded in respect of his service through 1994. Upon the earlier of Mr. Greeniaus' retirement or the termination of his employment other than for "cause" or without "good reason" (each as summarized below), Nabisco will provide additional funding for accruals under the SERP through the earlier of such dates, subject to certain tax reimbursements. Under the employment agreement, Nabisco also provides Mr. Greeniaus with life insurance, on a tax-reimbursed basis, with a face amount of $3 million and credits Mr. Greeniaus with a minimum age of 55 for purposes of retiree medical coverage.


    The employment agreement provides that if Mr. Greeniaus' employment is terminated without "cause" or if Mr. Greeniaus terminates his employment for "good reason," then Mr. Greeniaus will receive compensation and Continued Benefits for three years, during which time he is obligated to provide certain consulting services to Nabisco. Compensation continuance will be based on the total of Mr. Greeniaus' then current base salary and the most recent annual bonus paid to, or accrued for, him (or the current target level, if higher), less certain amounts otherwise payable to him. "Cause" includes criminal dishonesty, misconduct materially damaging to Nabisco, RJRN or the Company, or deliberate and continuing willful refusal by Mr. Greeniaus to perform his duties. "Good reason" includes a reduction in Mr. Greeniaus' responsibilities, a reduction in his salary and annual bonus opportunity, relocation, or divestiture of Nabisco by the Company following which Mr. Greeniaus no longer serves as Nabisco's Chief Executive Officer and is not offered comparable employment with the Company.


    Upon a change of control of Nabisco (as defined in the employment agreement), all stock options granted to Mr. Greeniaus under the LTIP and the Nabisco Long Term Incentive Plan will become fully vested and a pro-rata portion of performance units and performance shares granted to him thereunder will vest. In addition, upon a Change of Control, Mr. Greeniaus will be entitled to certain benefits under the LTIP as described below. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Greeniaus, he will be entitled to tax reimbursement payments.

    In September 1993, Mr. Johnston entered into an employment agreement with the Company, RJRN, RJRT and R.J. Reynolds Tobacco International, Inc. ("RJRTI"), as supplemented in July 1995 and December 1995. Under his employment agreement, Mr. Johnston is entitled to receive an annual base salary of at least $700,000 and is eligible for an annual target bonus opportunity of at least 70% of base salary. Mr. Johnston's revised employment agreement provides that if his employment is terminated without cause or if he terminates employment for "good reason" (which includes a reduction in Mr. Johnston's duties or positions, a reduction in Mr. Johnston's base salary or annual bonus opportunity, relocation, the disposal of a significant segment of the Company's tobacco operation or any termination prior to May 15, 1996), he will receive compensation and Continued Benefits for three years, based on his then current annual base salary and targeted annual bonus. Cause includes willful gross misconduct or malfeasance, or substantial and continuing refusal by Mr. Johnston to perform his duties, or certain criminal conduct. Mr. Johnston may elect to receive the discounted present value of his severance in a lump sum. Mr. Johnston is not entitled to severance if he voluntarily resigns or if he is terminated for cause. In the event of a change of control (as defined in the succeeding sentence), Mr. Johnston would receive three annual lump-sum payments equal in the aggregate to the salary and bonus that would have been payable to him had his termination occurred upon such change of control; provided, however, that any amounts payable upon subsequent termination of employment shall be offset by amounts paid in connection with such change of control. For purposes of the preceding sentence, a change of control would occur if, following a corporate transaction, a party other than KKR Associates and/or its affiliates obtains control of the Company, RJRT or RJRTI; provided, that Mr. Johnston is not thereafter chief executive officer of the surviving entity with responsibility for all tobacco operations. Pursuant to the employment agreement, Mr. Johnston is provided with $1 million of term life insurance and $1 million of whole life insurance while actively employed. Mr. Johnston will continue to be provided with his whole life insurance following termination of employment (other than for cause) until age
70. Mr. Johnston is reimbursed for taxes payable as a result of this arrangement. Mr. Johnston's employment agreement provides for his participation in the SERP, credits him thereunder with 8 years of service in addition to his actual current and prior service with subsidiaries of the Company and contains provisions regarding the funding. An early retirement reduction will be taken if Mr. Johnston terminates employment without good reason prior to attaining age
52. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Johnston, Mr. Johnston would also be entitled to tax reimbursement payments. In addition, upon a Change of Control, Mr. Johnston will be entitled to certain benefits under the LTIP as described below.



    In October 1988, RJRN entered into an agreement with Mr. Schindler which was supplemented in December 1988 and December 1995, providing that if Mr. Schindler's employment is terminated other than for "cause" or, following a Change of Control, for "good reason," he will be entitled to an amount equal to two times his annual salary and target bonus, payable over three years; Continued Benefits and continued vesting of stock options for such three year period; and pro-rated vesting of any restricted stock. Mr. Schindler also participates in the SERP and his SERP benefit will be funded upon his retirement. "Cause" includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to RJRN. "Good reason" includes a material reduction in duties, reduction in pay grade or bonus opportunity, reduction in compensation programs or benefits, relocation or material breach of any arrangement by the Company or RJRN. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Schindler, Mr. Schindler would also be entitled to tax reimbursement payments. In addition, upon a Change of Control, Mr. Schindler will be entitled to certain benefits under the LTIP as described below.



    In 1995, the Company and RJRN entered into an agreement with Mr. Roath, providing that if his employment is terminated other than for "cause" or, following a Change of Control, for "good reason," he will be entitled to an amount equal to two times his annual salary and target bonus, payable over three years and Continued Benefits for such three-year period. "Cause" includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to RJRN. "Good reason" includes a material reduction in duties, reduction in pay, grade or bonus opportunity, reduction in compensation programs or benefits, relocation or material breach of any arrangement by the Company or RJRN. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Roath, Mr. Roath would also be entitled to tax reimbursement payments. In addition, upon a Change of Control, Mr. Roath will be entitled to certain benefits under the LTIP, as described below.



    In July 1994, in connection with the exploration of alternative corporate structures and the uncertain prospects for corporate headquarters' employees, the Company adopted the Continuing Excellence Recognition Program (the "1994 Program") for corporate headquarters employees. Under the 1994 Program which was implemented in 1995 in connection with the reorganization of certain functions formerly performed by corporate headquarters employees, headquarters employees whose employment is terminated prior to March 1, 1996 without cause or who retire prior to March 1, 1996 are entitled to additional periods of salary and benefit continuance (except that employees with contractual severance arrangements are entitled to their contractually determined benefits), a pro-rated and supplemental annual bonus, pro-rated performance shares and performance units under the LTIP, accelerated Executive Equity Awards under the LTIP and certain other termination-related benefits including tax reimbursement payments.


    In April 1995, the LTIP and the Annual Incentive Award Plan (the "Annual Plan") were amended to provide that in the event of a Change of Control, (1) all outstanding stock options, stock appreciation rights and restricted stock under the LTIP, will vest and, consistent with the approach under the 1994 Program, outstanding performance shares and performance units (excluding Mr. Goldstone's 200,000 performance stock units) will vest pro-rata and the remaining Executive Equity Program awards will be accelerated on a tax reimbursed basis and (2) all awards under the Annual Plan will vest pro-rata.


    In October 1995, the 1994 Program was extended (as extended, the "Change of Control Program") to provide similar benefits, generally on a lump sum basis, to certain corporate headquarters employees whose employment is terminated following a Change of Control and to provide for certain other payments upon a Change of Control. The Change of Control Program will expire October 1996, subject to its renewal in the discretion of the Board and the Committee. Under the Change of Control Program, upon a Change of Control all outstanding stock options under the LTIP and a predecessor plan (whether held by headquarters employees or others) will be cashed-out at the higher of the difference between the option price and the market price or the value of the options using a Black-Scholes methodology, except that options held by executive officers will not be subject to such cash-out unless they have been held for at least six months. In addition, upon a Change of Control, the vested pro-rata portion of performance shares and performance units held by headquarters employees under the LTIP and the vested pro-rata portion of such employees' annual bonuses under the Annual Plan will be paid in a lump sum. Under the Change of Control Program, if a covered headquarters employee's employment is terminated without cause during the twenty-four month period following a Change of Control, such employee's severance will consist generally of a lump sum payment equal to the present value of the salary continuance under the 1994 Program; pro-rated annual bonus, performance shares and performance units; and Continued Benefits for the severance period (except to the extent certain Continued Benefits continue to be provided by RJRN). As under the 1994 Program, if a "parachute" excise tax would be imposed on any payments to participants in the Change of Control Program, such participants will be entitled to tax reimbursement payments.


DIRECTOR'S COMPENSATION

    Directors who are not employees of the Company or its subsidiaries are compensated at the rate of $60,000 per year. The Company provides directors who are not employees of the Company or its subsidiaries with life insurance having a death benefit of $100,000, participation in charitable giving programs (pursuant to which directors with at least three years of service may direct that up to $1 million be contributed to eligible charitable institutions following the director's death) and supplemental insurance programs. Each director who is not an employee of the Company or its subsidiaries is, upon becoming a director, granted an option pursuant to a stock option plan to purchase 6,000 shares of Common Stock. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. They cannot be exercised for six months following the date of grant but, thereafter, are exercisable for ten years from the date of grant. In addition, each director who is not an employee of the Company or its subsidiaries receives an annual grant of stock options which is made on the date of the director's election or re-election to the Board. The annual grant is intended to deliver a predetermined value, and the number of shares of Common Stock subject to the option is determined based on an internal valuation methodology. In 1995, each eligible director received a stock option to purchase 1,400 shares of Common Stock. The annually granted stock options have a 15-year term and vest over three years (33% on the first and second anniversaries of the date of grant and 34% on the third anniversary). No additional compensation is paid to Directors who are employees of the Company or its subsidiaries in their capacity as Directors.


    Directors who have never been employees of the Company or its subsidiaries participate in the Directors Retirement Plan. The Directors Retirement Plan provides each eligible director with a monthly allowance equal to the monthly directors' fee in effect on the date the director's service terminates. The maximum benefits payable under the Directors Retirement Plan are (a) for those directors with ten or more years of service, 180 monthly payments; (b) for those directors with less than ten but more than five years of service, monthly payments equal to 180 multiplied by a fraction, the numerator of which is equal to the years of service of such director and the denominator of which is 10; or
(c) for directors with less than five years of service, 48 monthly payments. For purposes of computing years of service, partial service counts as a full year. The Directors Retirement Plan also provides that upon a "change in control," which occurred in 1989, the Directors Retirement Plan cannot be amended or terminated.

    Compensation Committee Interlocks and Insider Participation. The Compensation Committee currently consists of Messrs. Chain, Clendenin, and Medlin. During the 1995 fiscal year, other members of the Compensation Committee were Mr. Groves (no meetings were held during his tenure) and Messrs. Paul E. Raether (who is no longer a director) and Scott M. Stuart (who is no longer a director). Mr. Raether was an officer of the Company from February 1989 through February 1991, and Mr. Stuart was an officer of the Company from November 1988 through February 1991. KKR, of which Messrs. Raether and Stuart are general partners, rendered management, consulting and financial services to the Company and its subsidiaries pursuant to the terms of a retainer agreement between KKR and the Company, which was terminated effective June 30, 1995. Pursuant to the retainer agreement, a fee of $3.5 million plus expenses was approved by the JFEW Special Committee (whose members were Ms. Ridgway and Mr. Medlin) and paid for such services performed in 1995.


    Mr. Johnston is a member of the Management Resources and Compensation Committee of the Board of Wachovia. Mr. Medlin, who is a member of the Compensation Committee of the Board, is Chairman of Wachovia.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
     RJR NABISCO HOLDINGS CORP., S&P 500 INDEX, AND S&P FOOD/TOBACCO INDEX



                             2/1/91        12/31/91        12/31/92        12/31/93        12/31/94        12/31/95
Nabisco Holdings Corp.
  Common Stock               100.00        191.11          153.33          113.33          97.78           113.33

S&P Food/Tobacco Index       100.00        144.17          143.77          119.43          127.14          178.55

S&P 500 Index                100.00        125.00          134.53          146.87          148.74          199.48


------------

 . The S & P Food/Tobacco Index is a weighted average of the separate S & P Food and Tobacco Indices based upon the percentage of operating income from the Company's business units. For the year ended December 31, 1995, 65% of the Company's total company operating income came from Tobacco operations and 35% came from Food operations.

 . Total returns assume $100 invested on February 1, 1991 in Common Stock, the S
  & P 500 Index, and the S & P Food/Tobacco Index with reinvestment of dividends. Common Stock was first issued to the public under a registration statement which was effective January 31, 1991. February 1, 1991 was the first trading day for Common Stock.

                         COMPENSATION COMMITTEE REPORT

    This report has been submitted to the stockholders by the Compensation Committee (the "Committee") of the Board and reflects the executive compensation policies and practices of the Company and its subsidiaries during 1995. The Committee is principally responsible for executive compensation and administers the Company's executive compensation programs and plans. The Committee reports regularly to the Board, and the Board is periodically asked to ratify Committee actions. During 1995, the Committee consisted of Directors who were not employees of the Company or any of its subsidiaries, and who, therefore, were not eligible to participate in any of the Company's executive compensation programs or plans.

EXECUTIVE COMPENSATION PRINCIPLES AND POLICIES

    In determining the amounts, composition, and terms and conditions of the compensation for executive officers of the Company, the Committee is guided by two principles: (1) compensation opportunities must enable the Company to attract and retain individuals with the high caliber of talent and skills which are critical to the Company's success and (2) a substantial portion of each executive officer's compensation must be tied to quantifiable measures of the Company's financial results from operations and stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.


    In line with the second principle stated above, some components of the executive compensation program rely heavily on the value of Common Stock. The initial public offering of Nabisco Stock in January 1995 presented an opportunity to focus the stock-based incentive of executive officers who have an impact on the operations of Nabisco and, thereby, on the Company. Accordingly, certain employees of the Company were permitted to surrender a portion of their outstanding options and receive in exchange options to purchase Nabisco Stock. Nabisco employees (including Mr. Greeniaus) were permitted to surrender all of their outstanding options and receive in exchange options to purchase Nabisco Stock. During 1995, the Common Stock was subject to a combination of unusual adverse circumstances which included a hostile anti-tobacco climate, various litigation involving the Company, and a sell-off of Common Stock by the major owner. The impact of these events depressed the value of the Common Stock and had the potential to undermine the effectiveness of the Company's stock-based incentives to retain current key executives and attract new ones. Accordingly, the Committee undertook actions in 1995 intended to overcome these deficiencies. These are also discussed in greater detail below. In addition, in recognition of the continuing organizational uncertainty facing the Company's key executives and managers and the need to take strong steps to retain them, the Committee refined a continuing excellence recognition program which it had adopted in 1994 by providing for the cash-out of certain Long-Term Incentive Plan awards in the event of a change-of-control of the Company and for lump-sum payment of severance amounts in the event of termination of employment following a change-of-control of the Company. These severance payment arrangements are discussed in detail on page 22.



    As noted in previous reports, changes made to the Internal Revenue Code in 1993 limit the ability of publicly traded companies to secure a tax deduction for certain compensation paid to certain individuals named in the summary compensation table. The Committee has taken actions to limit the impact of this change in tax law. For example, the annual bonus program is structured so as to retain the tax deduction for bonus awards. The Committee will continue to seek ways to limit the impact of this change; however, the Committee has not (and should not) compromised the Company's ability to attract and retain the executive talent required to compete successfully on a global basis. Accordingly, achieving the desired flexibility in the design and delivery of compensation may periodically result in some compensation that is not deductible for federal income tax purposes.

MAJOR COMPENSATION COMPONENTS


    The compensation program for executive officers is composed of annual compensation, long-term compensation and benefits. In determining appropriate compensation levels, the Committee relies on outside consultants who provide surveys and other data regarding the compensation practices of other companies that are representative of the size and type of company with which the Company competes for executive talent. Accordingly, this is a broader and more diverse group of companies than those used for the peer company index in the Performance Graph mandated by the SEC which appears on page 24. The base salary and targeted incentive compensation levels of the comparative companies (without specific regard for the impact of performance on compensation actually earned) are used by the Committee in determining base salary and targeted incentive compensation levels of executive officers of the Company, as described below.


ANNUAL COMPENSATION


    The annual compensation for each of the named executive officers is composed of salary and an annual incentive opportunity. In general, salaries paid to executive officers reflect the median of competitive practices as reflected in salary survey data used by the Committee for comparison purposes. A senior executive receives an increase in salary, the amount of which is determined pursuant to salary survey data, only when performance warrants and the Committee determines that either a change in an individual's responsibilities or market conditions warrant such an action. During 1995, several of the named executive officers received salary increases to reflect their performance and/or expanded responsibilities.



    Annual compensation levels (salary plus target annual incentive award) are set to reflect the 75th percentile of the compensation practices of competitive companies. For the named executive officers (other than Mr. Goldstone and Mr. Roath), 1995 performance objectives were established early in 1995, and the annual incentive awards were determined essentially as prescribed by the Company's Annual Incentive Award Program. This bonus amount shown in the summary compensation table reflects performance ratings for the financial performance of the businesses for which the individual is responsible or performs services as determined using performance grids. The key measure of financial performance was cash net income and, in some cases, market share.



    In February 1995, the Committee awarded Mr. Greeniaus a special bonus of $300,000 in recognition of his important contributions to the success of the initial public offering of Nabisco Stock.


LONG-TERM COMPENSATION


    The Committee has relied on various forms of stock-based grants and multi-year incentive opportunities to motivate executives to maintain a longer term perspective. As noted above, due to several external occurrences depressing the price of Common Stock, the effectiveness of the stock-based awards under the executive compensation program had been diminished. This was particularly true of the stock option component because optionholders were holding options with exercise prices that were higher than the market price of the underlying shares. To address this issue, the Committee adopted, and the Board ratified, a repositioning of the outstanding stock options held by employees of the Company and its subsidiaries. This action consisted of permitting each affected optionee to elect to receive a new stock option in exchange for forfeiting all outstanding stock options, including stock options with an exercise price below the then fair market value of Common Stock. This new option grant covered the aggregate number of shares represented by the forfeited options. The exercise price per share for each of the new options is equal to the market value of Common Stock on April 27, 1995, the date each new option was granted. The details of this transaction for each affected executive officer are shown in the table appearing on page 15. Messrs. Goldstone, Harper and Greeniaus did not participate in this repositioning.

    In addition, the Committee granted long-term incentive awards during 1995 that reflect the typical competitive practice of making annual long-term incentive grants to executive officers. In recognition of the responsibilities and roles of certain individuals, the Committee also made one-time stock option grants with an exercise price that was 10% higher than the market price of Common Stock on the date that they were granted. As noted above, following the initial public offering of Nabisco, certain Company optionholders were given the opportunity to exchange a stated percentage of their options to purchase Common Stock for options to purchase Nabisco Stock. The number of shares of Nabisco Stock covered by options received in the exchange was determined based on the ratio of the fair market value of Nabisco Stock on the date of the initial public offering to the fair market value of Common Stock on the same date. The exercise price was equal to the fair market value of Nabisco Stock on the date of the exchange. The resulting Nabisco stock options are reflected in the appropriate tables preceding this report.



    As indicated in the table on page 16, the Committee granted performance unit awards to all of the named executive officers other than Messrs. Goldstone and Greeniaus in 1995. These cash-denominated awards provide for potential payments if certain pre-established 1995-97 cash net income goals are achieved. In determining the size of the stock option and performance unit grants, the Committee generally targets the 75th percentile of combined competitive stock options and other long-term incentive opportunities. In making grants of performance units and stock options, the Committee does not take into account whether an executive has exercised or continues to hold previously granted stock options.


CHIEF EXECUTIVE OFFICERS' COMPENSATION

    Mr. Harper's compensation is determined, in great part, by the terms of his employment agreement with the Company, which was unanimously approved by the Board. The level of compensation provided under his agreement reflects an amount necessary to acquire and retain the services of an individual with the skills, experience and stature of Mr. Harper, and is commensurate with the compensation provided to the Company's prior chief executive officer.

    Under his employment agreement, for 1995 Mr. Harper was entitled to an annual salary of at least $1,335,600, plus a guaranteed bonus sufficient to provide Mr. Harper with a minimum annual combined salary and bonus of $3 million. However, Mr. Harper and the Committee agreed to a reduction of his annual salary to $600,000, and Mr. Harper released his right to a guaranteed bonus in exchange for an increase in his target annual incentive award to reflect the salary reduction. This was similar to an arrangement made in 1994. This action not only reduced the amount of Mr. Harper's compensation that was guaranteed, it should also ensure that the Company may deduct, for federal income tax purposes, all of Mr. Harper's 1995 salary and annual incentive award.


    Mr. Harper's 1995 annual incentive payment was based on a performance schedule adopted by the Committee in early 1995, using the Company's annual cash net income as the performance measure. In view of Mr. Harper's agreement to forego his guaranteed minimum annual combined salary and bonus, the performance schedule used to determine his annual incentive award included a broader range of earnings than for other executive officers at which the target award is payable, but the maximum award opportunity (expressed as a percentage of the target award) was lower than for other executive officers. The Company's 1995 performance was within the range of results at which Mr. Harper earned his target award. The Committee felt that Mr. Harper's award was appropriate because of his role in initiating and directing a number of successful activities undertaken by the Company in 1995 which are expected to generate significant ongoing cost savings and corporate opportunities. These include: the introduction of dividend payments on the Company's common stock; the initial public offering of 19.5% of Nabisco; the subsequent restructuring of the debt of the Company and Nabisco (providing maximum flexibility for any further separation of the Company and Nabisco and expected to generate significant annual savings); the restructuring of domestic and international tobacco operations, including the consolidation of international headquarters in Geneva (expected to generate significant annual savings); and the stabilization in 1995 of the aggregate domestic market share for full-price brands.


    On June 13, 1995, the Committee granted Mr. Harper a stock option covering 130,000 shares of Common Stock at an exercise price of $28.875, which was 10% higher than the market price of Common Stock on that date. In addition, pursuant to his employment agreement, on December 31, 1995, Mr. Harper received a stock option covering 150,000 shares of Common Stock at an exercise price of $30.75 per share, the fair market value on the date of grant. On December 5, 1995, the Company entered into an amendment and restatement of Mr. Harper's employment agreement to reflect his new role as Chairman. The amended and restated employment agreement, which is described on page 20, provides for the same change-of-control protections provided to other executive officers of the Company (as described on page 22).



    Mr. Goldstone served as (non-employee) General Counsel of the Company from March 3, 1995 until September 30, 1995. Effective October 1, 1995, Mr. Goldstone became employed as President and General Counsel of the Company. On December 5, 1995, Mr. Goldstone was elected President and Chief Executive Officer of the Company. At the same time, the Company and Mr. Goldstone entered into an employment agreement which was approved by the Committee and subsequently ratified by the Board. The terms and conditions of this contract are discussed in detail beginning on page 18, and they include a minimum annual salary of $1,100,000 and a target annual incentive compensation opportunity of 70% of his annual salary, along with participation in on-going long-term incentive program grants at a level appropriate for his position and responsibilities. In recognition of his promotion to chief executive officer, Mr. Goldstone was granted a stock option to purchase 200,000 shares of Common Stock with an exercise price of $30.25 (the market value of Common Stock on the date of grant). The stock option grant was contingent upon his purchasing $500,000 worth of Common Stock in the open market. Mr. Goldstone was also granted 200,000 performance stock units with vesting contingent on both (i) Mr. Goldstone's continued employment with the Company through December 31, 1998 (unless termination of employment is initiated by the Company "without cause" or by Mr. Goldstone for "good reason") and (ii) the market price of the Common Stock averaging $43.75 per share or more for any consecutive 30-day period ending on or prior to December 31, 1998.


    Mr. Goldstone's bonus award for 1995 reflects the level of attainment of cash net income achieved by the Company for 1995 (which was less than the target level) based on his annual salary at year-end pro-rated for the portion of 1995 he served the Company on a full-time basis. On August 8, 1995, in connection with his consulting arrangement, Mr. Goldstone was granted a stock option covering 100,000 shares of Common Stock with an exercise price of $28.125, the market price of Common Stock on the date of grant. Mr. Goldstone was also granted a stock option covering 100,000 shares of Common Stock at an exercise price of $32.25, the market price on October 11, 1995, the date he became President of the Company and on which the option was granted.

SUMMARY

    The Committee is convinced that the Company's executive compensation program must continually provide compensation potential of such significance that individuals of exceptional talent and skills are encouraged to join and remain with the Company. By ensuring that such persons are managing the Company's operations, the long-term interests of stockholders are best served. This focus on stockholder interests is reinforced by the heavy stock-based component in the executive compensation program. The actions taken by the Committee for 1995 were consistent with this focus and the principles outlined above.

                                          John T. Chain, Jr. (Chairman)
                                          John L. Clendenin
                                          John G. Medlin, Jr.

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          ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to stockholder ratification, the Board has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche") as independent auditors for the fiscal year ending December 31, 1996 and until their successors are selected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of Directors who are not employees of the Company or its subsidiaries.

    A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

    THE BOARD CONSIDERS DELOITTE & TOUCHE TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF ITS APPOINTMENT AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE UPCOMING FISCAL YEAR.

                             STOCKHOLDER PROPOSALS

    Certain stockholders have submitted the nine proposals set forth below. The Company will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these stockholder proposals promptly upon written or oral request directed to the Secretary of the Company. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of the Company or its stockholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each proposal.


    Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary of the Company no later than November 5, 1996 at the Company's principal executive offices: RJR Nabisco Holdings Corp., 1301 Avenue of the Americas, New York, NY 10019-6013.


                ITEM 3--STOCKHOLDER PROPOSAL ON EQUAL EMPLOYMENT
                             OPPORTUNITY REPORTING

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "In 1994 corporations spent more than $2.2 billion on legal fees and related discrimination settlements. The Equal Employment Opportunity Commission (EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The high cost of legal expenses, the potential loss of government contracts and the financial consequences of a damaged corporate image from discrimination allegations is placing this issue high upon a priority list for shareholders. Companies must better reflect the marketplace, the customer, trading partners, and the diverse workforce through all levels of its organization.

    "CEOs from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market, and rapid globalization of the marketplace as reasons for expanding diversity. Over 100 major employers publicly report on work diversity and EEO-1 information. Corporate publications available to their shareholders such as: Capital Cities/ABC's Commitment Report for shareholders, Kmart Corporation's Reflections of America, U.S. Air's Affirming Workplace Diversity, Amoco's Diverse Work Force and Sears' Corporate Responsibility Report, just to name a few, are disclosing EEO statistics for public review.

    "Many California corporations provide this data voluntarily, including all of the regulated utilities and most of the major banks. Southern California Edison, for example, has informed the Glass Ceiling Commission that it supports public reporting of this kind.

    "The bi-partisan Glass Ceiling Commission was established to study and make recommendations on the Glass Ceiling by 1995. Concerned investors have closely watched the development of this study. Secretary of Labor, Robert Reich, and a 21 member Glass Ceiling Commission released a report called "Good For Business:
Making Full Use of the Nation's Human Capital." This report is an important analysis for shareholders because it shows that in the U.S. we select from less than 1/2 the total talent in our workforce. For example, women and minorities who represent over 57% of the workforce represent only 3% of the executive management positions. This is a serious deficiency in our ability to select the most talented people for our top management positions. It affects our competitive position if we stifle this gifted portion of our workforce.

    "Through this resolution, we are asking our company to report to shareholders the progress we have made and the obstacles we still have to overcome.

    "Be it resolved: A report shall be prepared at reasonable cost, by September 1996, excluding confidential information and shall focus on the following areas:

        "1. A copy of the consolidated EEO-1 report for 1993, 1994, 1995 available to shareholders upon request.

        "2. Report the number of discrimination complaints and lawsuits concerning race, gender and the physically challenged. The cost to the company and shareholders from discrimination lawsuits and alternatives to resolve the issue.

        "3. Report any federal audit, corporate management review, and letter of compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

        "4. Report to shareholders on the race, ethnicity and gender among top management.

        "5. A description of any policies and programs utilizing the purchase of goods and services from minority-and/or female-owned business enterprises."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    The Company's corporate policy set forth in the RJR Nabisco Code of Conduct is to provide equal employment opportunity in all personnel matters. The Company and its subsidiaries strive to maintain a workplace that is free of discrimination on the basis of race, color, religion, gender, age, sexual orientation, national origin, disability or veteran status. The Company is proud of the progress it and its subsidiaries have made in recent years in building a varied and diverse workforce and is fully committed to continuing to advance the goals of equal opportunity and diversity in the workplace.

    The Company's and its subsidiaries' current efforts in this area include diversity awareness training for employees; recruiting, developing and advancing women, minorities and people with disabilities; work and family programs; internal diversity councils and employee networking groups; and HIV/AIDS awareness and education.

    As federal contractors, the Company's subsidiaries prepare annual Affirmative Action Plans which analyze the workforce by department and job group according to race and gender, and which establish goals in those areas where the Company and its subsidiaries strive to increase the representation of minorities and women. Affirmative Action Plans are also developed annually for people with disabilities and Vietnam Era and disabled veterans. The Company's subsidiaries actively monitor the progress and effectiveness of all of their Affirmative Action Plans throughout the year. Female and minority workforce representation is studied and analyzed, not only for the current year, but also in comparison to past years for the purpose of identifying important trends. The Company's and its subsidiaries' commitment to increasing the representation of women and minority employees is further supported by a wide range of corporate sponsorships and contributions.

    The proponent proposes to make three years of EEO-1 reports available to any of the Company's more than 60,000 employees and more than 400,000 stockholders. These reports, which contain data on the race and gender composition of the Company's and its subsidiaries' U.S. workforces, require substantial time and effort to produce and consist of several hundred pages of data. Making three years of these reports available on demand would prove very burdensome to the Company.

    The proponent has also asked the Company to generate additional reports and paperwork. The Board believes that the production and distribution of additional reports would not serve to advance either the Company's or its subsidiaries' business performance or the goal of equal employment opportunity and, further, that the resources and costs involved would far exceed any benefit to stockholders.

    Given our existing equal opportunity policies and programs and our continuing efforts to improve them, the significance the Company and its subsidiaries already place on locating and fostering minority and women-owned business enterprises, and the fact that the Company annually submits detailed statistical information on equal employment opportunity to the federal government, the Board believes that this proposal is both unnecessary and inappropriate.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.


                        ITEM 4--STOCKHOLDER PROPOSAL ON
                                UNDERAGE SMOKING


    Two stockholders have submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponents:

    "WHEREAS tobacco is a 'gateway drug' for teenagers;

    "-- An estimated 62 percent of all smokers began using tobacco by age 15;

    "-- 3,000 minors begin smoking daily; nearly 1,000 of them will eventually die as a result. Currently, more than 4 million children and adolescents smoke cigarettes, and 1 million adolescent boys currently use smokeless tobacco. Smoking by young people is rising sharply. Between 1991 and 1994, the percentage of eighth graders smoking increased 30 percent; the percentage of tenth graders smoking increased 22 percent;

    "-- Tobacco products are among the most heavily advertised products in the country. In 1993, the tobacco industry spent $6.2 billion advertising and promoting cigarettes and smokeless tobacco. Tobacco advertising expenditures have increased more than 1,500 percent between 1970 (the year before television and radio advertising was banned) and 1992;

    "-- In 1989 the Surgeon General concluded tobacco advertising and promotion do appear to stimulate cigarette consumption;

    "-- An estimated 3% of all sales of cigarettes and smokeless tobacco are to underage smokers;

    "-- The Centers [sic] for Disease Control has reported that 85 percent of underage smokers who purchase their own cigarettes purchase on [sic] of the three most heavily advertised brands: Marlboro, Camel, and Newport. This contrasts to only one-third of adults who smoke;

    "-- Although prohibited by the industry's own Code of Conduct, most people would agree that cigarette advertisements associate smoking with happiness, sophistication, good health, youthful vigor, sports and leisure activities, sexual attraction and independence -- all themes that strongly appeal to teens and young adults;

    "-- We believe industry-sponsored initiatives to stop youth from smoking have been ineffective and self-serving in light of other efforts by cigarette companies and the industry to gut efforts to enforce efforts to keep teens from smoking;

    "-- 1995 rules proposed by the FDA to curtail teen smoking include a requirement of tobacco companies to contribute to a $150 million advertising campaign, including TV commercials, to stop young people from smoking;

    "RESOLVED that shareholders request the Board to devise effective strategies to cease profiting from underage smoking and to strengthen efforts to eliminate underage smoking. In implementing this proposed resolution, shareholders ask the Board to consider:

        "1. That the 3% of our cigarette/tobacco profits realized from sales to minors be contributed to a third party such as the American Heart Association or the American Cancer Society.

        "2. This third party would use the funds to run a national anti-smoking advertising campaign aimed at discouraging minors from smoking.

        "3. The goal of the campaign would be to achieve a substantial reduction in the number of underage smokers.

        "4. The campaign would be evaluated after three years to determine its effectiveness."

    The proponents have submitted the following statement in support of their proposal:

    "Increasingly, institutional investors are concerned that companies in which they hold stocks are realizing profits generated from tobacco sales to minors. However, instead of divesting from such companies, they are using their influence to keep youth from smoking in other ways, such as support for this shareholder resolution. Please support this effort by voting "yes" on this resolution."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    While RJRT strongly disagrees with the proponents' statements, it shares with the proponents its firm and longstanding belief that "Kids should not smoke." RJRT stands behind that position by offering programs that supplement other private and governmental youth non-smoking efforts in schools, at retail outlets and in the home. These programs were developed with guidance from child educators, psychologists and retailers, and reflect the many studies which show that the key factor affecting youth smoking is the influence of peers and family and that restricting the accessibility of cigarettes helps reduce youth smoking. In comparison, numerous studies find that advertising and promotion play essentially no role in young people's decision to smoke. Currently, across the country, RJRT's programs have reached more than 3,300,000 middle- and junior-high school students in more than 800 cities and towns, some 50,000 retailers, and significant numbers of parents who wish to talk to their children about not smoking.

    Developed with educators and community leaders and launched in 1991, RJRT's "Right Decisions, Right Now" program has educated and encouraged children ages 12-15 years old--the ages in which experimentation begins for many things, including smoking--to make appropriate lifestyle decisions independent of potentially negative peer pressure and peer influence. The program includes:

    . Wall posters, challenging the peer-influenced reasons for smoking, distributed to junior- and middle-high schools.

    . An in-class curriculum series on decision-making.

    . Brochures on handling peer pressure.

    . Public service announcements featuring young role models like Will Smith, star of "The Fresh Prince of Bel-Air," Joey Lawrence, star of "Blossom," Kellie Martin of "Life Goes On," and Melissa Joan Hart of "Clarissa Explains It All."

    Launched in 1992, RJRT's "Support The Law" comprehensive program has helped retailers, store managers and clerks comply with the minimum age laws by generating increased awareness of and greater appreciation for addressing these laws. The program includes:

    . Brochures and videos explaining the importance of legal age laws and educating retailers and sales clerks on the appropriate steps for complying with the law.

    . Employee reminder signs to assist clerks in customer ID procedures.

    . "Support The Law" store signs that confirm to customers that the store supports the minimum age law.

    . Publicity provided for the program by Actor Danny Glover through personal appearances, print ads, and public service announcements. Mr. Glover also travels across the country speaking to youths about lifestyle choices urging kids not to smoke.

    . Beginning in 1994, "Support The Law" materials have been incorporated in the U.S. Junior Chamber of Commerce retailer compliance program JAYS (Jaycees Against Youth Smoking).

    For some time RJRT has distributed "Tobacco: Helping Your Child Say No. A Parent's Package to Helping Young People Make the Right Decisions" and "How to Talk to Your Kids About Not Smoking Even If You Do" materials to thousands of adults who have requested them.


    The Company has supported minimum age requirements in all 50 states and also supported recent minimum age enforcement measures enacted by the Department of Health and Human Services.


    In Summary, RJRT already has effective programs offered throughout the United States to combat youth smoking, and the Company does not believe that a proposal to provide major funding to anti-tobacco groups would represent a wise use of Company profits.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

              ITEM 5--STOCKHOLDER PROPOSAL ON INFANTS AND TOBACCO

    Two stockholders have submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponents:

    "WHEREAS one of the warnings on cigarette packs sold in the United States of America states: "Smoking by Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight;

    "-- This concern was echoed last year at the Annual Meeting of our largest competitor when its Chairman and Chief Executive Officer stated: 'It would be sensible for mothers who are pregnant not to smoke,' and 'I think it would be sensible for pregnant women not to smoke;'

    "-- A recent analysis of the harm to fetuses and to newborns caused by cigarettes indicates that cigarettes cause up to 141,000 abortions, 61,000 cases of low birthweight, 4,800 prenatal deaths, and 2,200 deaths from the Sudden Infant Death Syndrome (SIDS) each year in this country;

    "-- Moreover, cigarettes impair fertility and reduce a woman's capacity to nurse;

    "-- Out of concern for protecting the unborn from harm, the manufacturer of Accutane, another product known to be toxic to the fetus, conducts an extensive educational campaign designed to inform both physicians and potential consumers about the importance of women not using Accutane if they are or might become pregnant;

    "RESOLVED shareholders request the Board to devise effective strategies to prevent harm to infants from tobacco smoke both before and after their birth."

    The proponents have submitted the following statement in support of their proposal:

    "In the process of creating this policy, shareholders recommend that management evaluate the effectiveness of this program on reducing the use of the company's cigarette brands by women who are or who might become pregnant and to report to requesting shareholders on progress being made in this regard by January 1, 1999.

    "The cigarette is a major cause of fetal and neonatal harm. The manufacturer of another product that causes harm in pregnancy takes conscientious steps to reduce the chance of harm happening. Cigarettes continue to cause serious injury in pregnancy and in the neonatal period despite a warning on cigarette packs. It is time for the Company to take the actions necessary to reduce this harm by developing and implementing a program to reduce the use of its brands of cigarettes by women who are pregnant or who might become pregnant."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    A specific warning relating to smoking by pregnant women appears on cigarette packs and in advertisements in rotation with three other government prescribed warnings. This warning and the others are part of a comprehensive federal program designed by Congress to adequately inform the public of any relationship between smoking and health. The warnings are clearly written and easy to understand. The warnings constantly reinforce the widespread, if not universal, awareness of health risks associated with smoking, including health risks associated with smoking and pregnancy. RJRT strictly complies with health-warning requirements.

    The widespread awareness of smokers and nonsmokers of health risks associated with smoking and pregnancy; the awareness of physicians frequently reinforced by articles in medical journals; the education campaigns conducted by public and private health organizations; and information from government agencies that is widely publicized on this issue--all stand in sharp contrast to the Accutane example referenced in the proposal. In that case, a prescription drug was approved in 1982 by the Food and Drug Administration (the "FDA") for the limited specific use of treating only severe recalcitrant cystic acne that was potentially disfiguring and for which other treatments were ineffective. The manufacturer included warnings that the drug must not be used by women who were or could become pregnant because of the high risk of severe birth defects. Nevertheless, within a few years, there were calls to ban the use of the drug among women of childbearing age due to births of malformed babies to women who used the drug. The FDA believed that some patients and doctors ignored the risks, not being fully aware of the extremely high frequency and the severity of the defects. The manufacturer and the FDA reached an agreement for an unprecedented program to restrict prescription of the drug solely to its limited specific use, to exclude the possibility of pregnancy before taking the drug, and to ensure that effective contraception was used by women of childbearing age while using the drug. This example is far removed from the risks associated with smoking and pregnancy, which are well-known, well-appreciated and broadly disclosed through U.S. Government warnings on packaging.

    RJRT believes that women should consult their doctors throughout their pregnancy and follow their doctors' advice. Likewise, parents should consult their babies' doctors and their own doctors with regard to proper care for newborns.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

          ITEM 6--STOCKHOLDER PROPOSAL ON RATING AND CURBING NICOTINE

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "WHEREAS the federal Food and Drug Administration has proposed regulating cigarettes and smokeless tobacco products as drugs;

    "-- Virtually every major health organization in the United States of America as well as throughout the world has concluded that cigarette smoking and smokeless tobacco-use are addictive;

    "-- An estimated 40 million people smoke in the United States; a vast majority of these are addicted to tobacco use. Each day 3,000 young people begin to smoke. Of these one half will become addicted and of these, half will die of smoking;

    "-- Most who smoke want to stop but find this difficult to do so;

    "-- It has been recognized by the medical profession as well as many in the tobacco industry that the addictive ingredient in tobacco is nicotine;

    "-- The FDA reported that nicotine content in cigarettes has increased for all brand categories including regular, low nicotine and ultra low brands from 1982 to 1992;

    "-- Our company is being sued in a national class action suit alleging that we intentionally addict consumers through the design, manufacture and marketing of our brands and that our tobacco products have caused serious health problems to the class members;

    "-- A successful lawsuit may affect adversely and seriously the price of our stock;

    "-- Certain tobacco companies have developed new nicotine analogs that reduce certain adverse health effects of nicotine while maintaining pharmacological effects which could be beneficial to smokers who want to quit;

    "-- A 'smokeless cigarette' has also been developed that eliminates many toxic agents in cigarette smoke;

    "-- Scientists have recommended that nicotine levels in tobacco products be slowly reduced to a level that cannot induce addiction among young non-smokers;

    "-- The technology is available to our company for it to reduce nicotine content in its tobacco products;

    "-- A panel of experts recently concluded that the current Federal Trade Commission's rating for nicotine in cigarettes does not provide adequate information for smokers about how much nicotine they actually receive from smoking;

    "RESOLVED that shareholders request the Board to take steps to preserve the health of its tobacco-using customers. We suggest the following steps:

        "1. Develop and publicize nicotine ratings for each of our cigarette brands and to [sic] make this available in accurate information to our customers about how much nicotine they consume when smoking.

        "2. Determine the nicotine level in cigarettes at which nicotine addiction cannot be induced or maintained. With this information, the Company shall implement a program that would gradually reduce levels of nicotine in our brands over an appropriate time period to a level that is not addictive. This effort to reduce nicotine availability would be undertaken in collaboration with independent health experts.

        "3. Develop and market new nicotine or nicotine-like products that have minimal toxic agents that can be used by our consumers in lieu of cigarette smoking, and market these products as drugs or medical devices to help adult smokers quit tobacco use."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    Nicotine yields of cigarettes based on the Federal Trade Commission ("FTC") test method have been reported by or to the FTC for many years. In addition, cigarette advertisements are required to list the advertised cigarette's "tar" and nicotine yield based on the FTC test method. RJRT believes the

FTC test method remains an accurate, uniform, reliable and understandable method for determining the relative yields of "tar," nicotine and carbon monoxide in cigarette smoke. The FTC test method was not intended to duplicate the conditions of actual human smoking since no standard method can take into account the wide range in human smoking behavior. Changes to the standard conditions, such as changes to puff volume, frequency or duration, will result in changes to smoke yields. However, the relative rankings of cigarette yields would remain essentially constant if any change to the method was applied uniformly across the brands. The FTC recognized and considered these factors when the method was adopted.

    While the FDA claims that the nicotine content in cigarettes has increased for all brand categories from 1982 to 1992, RJRT believes the FDA's analysis and conclusions are misleading. RJRT believes that the sales-weighted smoke yields of "tar" and nicotine used by the FDA were incorrectly calculated and, more importantly, that the FDA has chosen to ignore the long history of "tar" and nicotine reduction by U.S. cigarette manufacturers. In the mid-1950's sales-weighted average "tar" was 38 milligrams and sales-weighted average nicotine was 2.3 milligrams. By 1979, these sales-weighted yields had decreased to 14.8 and 1.1 milligrams for "tar" and nicotine respectively. RJRT's calculations for 1993 (the most recent industry data submitted to the FTC and provided by the FTC to Congress in 1995) show a sales-weighted "tar" of 12.4 milligrams and sales-weighted nicotine of 0.9 milligrams. Sales weighted "tar" and smoke nicotine are significantly lower than in the past.

    With regard to the proponent's statements on the "addictive" properties of nicotine, RJRT has clearly stated its position on cigarette smoking and "addiction" in peer-reviewed scientific literature and in other statements. In RJRT's opinion, cigarette smoking does not meet the classic definition of "addiction" and 45 million American smokers should not be labeled as "addicts." Calling cigarette smoking "addictive" ignores significant differences between cigarettes and addicting drugs.

    There is no accurate empirical evidence establishing that any specific cigarette yield of nicotine causes "addiction." In 1994, Drs. Neal Benowitz and Jack Henningfield published a letter in the New England Journal of Medicine proposing the establishment of a "nicotine threshold for addiction." The nicotine content for the cigarette proposed in that letter would be lower than any cigarette currently on the market. In fact, the proposed cigarette described is lower in nicotine content than a denicotinized cigarette test marketed by Philip Morris that was unacceptable to consumers. RJRT believes that the Benowitz/Henningfield proposal, which has been criticized by others, is based on unsupported assumptions and would not be commercially feasible. Numerous RJRT cigarette brands are on the market today with varying yields of "tar" and nicotine to meet the tastes of adult smokers ranging from Camel unfiltered cigarettes with 22 milligrams "tar" and 1.4 milligrams nicotine to NOW (box style) cigarettes with less than 0.5 milligrams of "tar" and less than 0.05 milligrams of nicotine (based on the most recent industry data submitted to the FTC and provided by the FTC to Congress in 1995).

    The proponents propose that RJRT develop "new nicotine or nicotine-like" products and market these products as smoking cessation devices. Many such products are currently on the market and are regulated by the FDA as drugs or medical devices. RJRT has not been in that business because it is in the tobacco business--not the smoking cessation device business. RJRT has been manufacturing and marketing cigarettes for smoking pleasure and enjoyment since 1913. RJRT believes that the FDA does not have jurisdiction over cigarettes as currently marketed. RJRT believes that its focus should remain on the development and marketing of cigarettes for adult smokers' pleasure and enjoyment.

    In summary, while no standard method can account for the wide range in smoking behavior, the FTC method does provide an accurate and reliable method for determining the relative nicotine yields in cigarette smoke. The FDA's assertion that nicotine yields have increased is misleading. In fact, over the years both "tar" and nicotine yields have been reduced by more than 60%. Cigarette smoking does not meet the classic definition of "addiction" and there is no accurate evidence establishing that any specific yield of nicotine causes "addiction." RJRT's focus should remain on developing and marketing cigarettes for adult smokers' enjoyment.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

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
          ITEM 7--STOCKHOLDER PROPOSAL TO "ACCOMPLISH A SEPARATION OF
     THE CORPORATION'S NON-TOBACCO BUSINESS FROM ALL ITS TOBACCO BUSINESSES
                         NO LATER THAN JANUARY 1, 1997"

    Two stockholders have submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponents:

    "WHEREAS, according to The Wall Street Journal (11/01/95), 'RJR Nabisco Holdings Corp. conceded that a majority of investors are in favor of a spinoff of its Nabisco unit.' The article quoted our CEO, Charles M. Harper as declaring this spinoff would occur 'as soon as [it] can be completed in a matter [sic] that the board determines is in the best interests of the shareholders and is consistent with the corporation's commitments;

    "-- The decision of our Company not to acquire 20% of Borden Inc., and to sell 19% of our Nabisco food division to the public was seen by The Wall Street Journal as the first step in dividing RJR into completely separate food and tobacco companies (10/31/94);

    "-- Many institutional investors believe our Company would produce better financial returns if our tobacco business would be separated from our other businesses. A shareholder resolution calling for this in 1995 received significant support;

    "-- Many institutional investors believe management of our Company is not pursuing this spinoff within a reasonable time frame;

    "-- For the second quarter, 1995, despite an 11 percent rise in earnings, weak performance continued in our Company's domestic and international tobacco segments;

    "-- Some institutional investors have been uneasy about cigarette companies' potential legal liability for the health problems of smokers, and think that such problems have depressed the share price of tobacco companies' stock (The New York Times 9/22/94);

    "-- A consumer boycott of RJR Nabisco's products has been launched by INFACT, a consumer activist group. It successfully brought infant formula companies to change their practices and General Electric to sell a good portion of its nuclear weapons business. Among INFACT's demands to end the boycott include the Company's need to stop marketing to youth, stop influencing public policy and pay its just share of health care costs associated with tobacco use;

    "-- With the stock of the Company depressed in the past year from previous years' highs, the threat of a consumer boycott does not auger [sic] well for any rapid rebound;

    "-- Increased litigation coming from States and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if the tobacco division(s) would be separated from the other divisions;

    "-- Spinoffs and break ups like the one that drove up AT&T's stock by 11% in one day 'produced a gold mine in the past two and a half years for divesting companies and investors' (The Wall Street Journal 09/30/95);

    "RESOLVED: that the shareholders ask management to take the necessary steps to accomplish a separation of the Corporation's non-tobacco business from all its tobacco businesses no later than January 1, 1997."

    The proponents have submitted the following statement in support of their proposal:

    "On October 31, 1995, our CEO Charles M. Harper declared: 'Based on discussions with shareholders, we know that a majority are in favor of a spinoff just as soon as it can be reasonably accomplished.' Support for this resolution will indicate to management shareholders concern that this be accomplished as soon as possible."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


    The proposal presents essentially the same issues recently considered by the Company's stockholders. The LeBow/Icahn Group recently completed the LeBow/Icahn Solicitation which, among other things, advocated an immediate spin-off of Nabisco (the "LeBow/Icahn Immediate Spin-off Proposal"). The Company believes that the proponents' and the LeBow/Icahn Group's proposals present the same substantive issues. The Company also believes that there is no meaningful difference between the timing of the spin-off advocated by the proponents and the immediate spin-off called for by the LeBow/Icahn Group because there are only eight months between the Annual Meeting and the proposal's deadline to complete the spin-off no later than January 1, 1997. In the Company's view, the LeBow/Icahn Solicitation provided a full opportunity for both the Company and its stockholders to present their views on the issues underlying the proposal. Accordingly, the Company does not support the proposal for the same basic reasons that it has opposed the LeBow/Icahn Immediate Spin-off Proposal, as outlined below.


    The Board is already committed to effecting a spin-off of Nabisco. The Board has been and continues to be committed to a spin-off of Nabisco. Management also believes that a majority of our stockholders agree that a spin-off of Nabisco is an attractive option. The Board's commitment to a spin-off of Nabisco is premised on the fact that, in order for such a spin-off to be advisable, it must be both in the best interests of the Company and its stockholders and consistent with the Company's public commitments.

    The Company has taken significant steps to prepare itself for, and to preserve its ability to effect, a possible spin-off of Nabisco. When the time comes, the Company will be in a position to move quickly to effect the spin-off.

    This is not the time to effect a spin-off of Nabisco. For a spin-off to be in the best interests of stockholders, it must (i) be accomplished in a manner that avoids long litigation delays and the resulting uncertainty, (ii) preserve the financial integrity of both our food and tobacco businesses, and (iii) be tax free. In consultation with its independent financial, tax and legal advisors, the Board has carefully considered a spin-off of Nabisco for more than a year and has studied all of its ramifications. The Board has concluded that committing at this time to spin off Nabisco by January 1, 1997 would not be in the best interests of the Company or its stockholders.

    Potential litigation by tobacco claimants. The Board believes that, in the face of the current status of litigation against tobacco companies, an announcement that the Company is taking steps to effect a spin-off by January 1, 1997 could cause great damage to the Company and its stockholders.

    The Company believes that such an announcement would aggravate the current tobacco litigation situation because plaintiffs' lawyers who have mounted class actions and other lawsuits against tobacco companies would likely seek an injunction to prevent an immediate spin-off. A spokesman for a consortium of nearly 60 plaintiffs' law firms involved in the Castano class action has confirmed that "[i]f they want a spin-off, they will absolutely be hit with an injunction."1 Any such injunctive proceeding would likely result in protracted litigation. Even if an injunction were not granted, given the current litigation environment, the Company believes that these plaintiffs' lawyers can be expected to pursue claims attacking such a spin-off for years, placing a cloud over the validity of the transaction and depressing the value of the stock of both the Company and Nabisco. Such litigation would not only be

------------
1 From an article by Glenn Collins in The New York Times, November 4, 1995, quoting John P. Coale. No permission has been sought or received to quote from, or refer to, published materials cited in this Proxy Statement.

damaging to the Company and the spun-off food company, but could also involve claims directly against the Company's stockholders.2

    Many independent analysts agree with the Company that there are significant litigation risks associated with a near-term spin-off. For example:

    . In an October 9, 1995 report, Marc Cohen, an analyst with Goldman, Sachs &
      Co. ("Goldman, Sachs"), asserted that a "[s]pin-off doesn't appear timely. . . First, there is risk given current tobacco litigation circumstances that a court could not only enjoin RJR from distributing the NA stock, but also indefinitely interfere with cash dispositions related to other business affairs (i.e., a dividend increase). . . Second, and probably more importantly, shareholders apparently would not be able to eliminate the exposure of the distributed NA stock to potential tobacco liability claims for an indeterminate period even if a spin was not enjoined. The exposure would apparently travel with the asset and remain a risk factor that is discounted until statutes of limitations lapse. . . Even if there is value to be freed, it doesn't seem likely that an investor can count on capturing it in any event until legal matters improve."3

    . In a December 13, 1995 report, Martin Feldman, an analyst with Smith
      Barney Inc. ("Smith Barney"), stated that, "The risk associated with fraudulent conveyance is likely to diminish during the course of the next two years as the legal environment provides additional clarity. The risk of fraudulent conveyance is one that has been considered by existing management, by KKR (previous owners of the company) and other tobacco companies. To date, the fraudulent conveyance threat/risk has provided a sufficient deterrent to prevent a similar spin-off from occurring within other tobacco companies. Plaintiffs in the outstanding litigation have already threatened to initiate fraudulent conveyance claims if Nabisco is spun-off."

    A decision concerning the appeal of the certification of a leading federal class action (the Castano case) is expected in spring/summer of 1996 and decisions clarifying the status of state actions seeking reimbursement for Medicare/Medicaid expenditures are expected by late 1997 or early 1998. Decertification of such a tobacco plaintiff class action and a favorable decision on a state Medicare/Medicaid lawsuit would set precedents for future actions, thereby reducing market uncertainty about tobacco litigation.

    By waiting for the current tobacco litigation situation to clarify, the Company believes that the likelihood of litigation challenging the spin-off can be reduced.

    Preserving the financial integrity of the food and tobacco businesses. Last year, the Board publicly committed not to spin off Nabisco prior to December 31, 1996, and not to spin off Nabisco prior to December 31, 1998 if the spin-off would cause the senior debt of either RJRN or Nabisco to be rated below investment grade. The Company has stated these commitments in numerous publicly filed and publicly disclosed documents over the past year, including offering documents for the sale of securities of the Company, RJRN and Nabisco.

------------
2 Fraudulent conveyance claims have been made against a defendant class of stockholders seeking to require the stockholders to repay amounts that they received in a spin-off transaction or leveraged buy-out. For example, in In re Integra Realty Resources, Inc., an institutional stockholder has been named as a representative defendant for a class action against stockholders in an action in which a spin-off of Integra's shares in ShowBiz Pizza Time, Inc. is alleged to be a fraudulent conveyance. 179 B.R. 264 (Bankr. D. Colo. 1995). The Company is not aware, however, of any adjudicated case in which public stockholders, who were neither insiders nor controlling stockholders of the conveying entity, have been held liable on such a claim.

3 The Company has, from time to time, obtained investment banking services from certain of the investment banks referred to in this Proxy Statement, including Goldman, Sachs which, among other things, was the lead underwriter in the initial public offering of the Nabisco shares.

    After consultation with major credit rating agencies, the Company made these public commitments for the benefit of its stockholders. These commitments allowed the Company to successfully complete major restructuring initiatives during 1995, namely (i) Nabisco's initial public offering, which established an independent value for Nabisco's equity and enabled the Company to start paying a regular quarterly cash dividend of $1.50 per share on an annualized basis; and
(ii) a reallocation of debt between RJRN and Nabisco which allowed Nabisco to obtain long-term debt financing independent of RJRN. The Company believes that these transactions have benefited stockholders by enabling them to receive a cash return on their investment and permitting the Company to reduce its aggregate cost of capital. Importantly, these public commitments and transactions also have laid the groundwork for a spin-off of Nabisco at such time as the spin-off can be achieved in a manner that is in the best interests of the Company and its stockholders.

    The Board believes that abrogating these public commitments would be improper and clearly not in the best interests of the Company's stockholders. First, the Board believes that, as a general matter, boards of directors of major public corporations should honor their commitments. Second, based on discussions that the Company has had with credit rating agencies, the Company believes that the announcement that the Company is taking steps to effect a spin-off prior to January 1, 1997 would likely have an adverse effect on the Company's and RJRN's credit ratings. Indeed, independent analysts have expressed concerns about the possible credit rating downgrade accompanying a near-term spin-off of Nabisco, including Martin Feldman, an analyst with Smith Barney, who said that "[s]eparating Nabisco would most likely cause RJR's tobacco division to lose its investment grade rating [which]. . . would likely fall to junk level without Nabisco's assets,"4 and Gary Black, an analyst with Sanford C. Bernstein & Co., Inc., who stated that "a standalone Tobacco would likely be downgraded from BBB (low investment grade) to BB (speculative) if the spin-off was completed at the end of this year, particularly given the unresolved class action issues."5 Third, the Company believes that it must honor its prior commitments in order to retain the ability to make credible commitments in the future to enable it to effect transactions that may enhance stockholder value. Finally, although its commitments are not contained in written contracts, the Company also believes that an announcement of a spin-off of Nabisco prior to January 1, 1997 could result in lawsuits from purchasers and sellers of the Company's and RJRN's securities who have relied on the Company's public commitments.

    Lack of consensus as to the "upside" that might result from a spin-off. Furthermore, although the Board believes that a spin-off of Nabisco could result in an increase in the Company's stock price, it is appropriate to question the "upside" that might be realized by the Company's stockholders in return for the risks described above. The LeBow/Icahn Group has portrayed a spin-off of Nabisco as having the potential to increase the value of the Company's shares significantly. A number of independent analysts, however, have stated that an immediate spin-off of Nabisco would likely result only in a small increase in the value of the Company's shares. For example, on November 1, 1995, in an article from the Knight-Ridder news service, Fred Taylor, an analyst with Salomon Brothers, was quoted as saying "I am not convinced that [the value of the shares] would go up if tobacco gets a less-than-investment grade rating, and if you end up with a lot of lawsuits to stop such a spin-off." Given the uncertainty about the potential "upside" associated with a near-term spin-off, stockholders should consider whether now is the right time to spin-off Nabisco in light of the above-outlined risks which the Company and its stockholders currently face.

    There is no need to send a message to the Board that stockholders advocate a spin-off of Nabisco. Finally, it is important to note that the Board is aware of, and in agreement with, the majority of stockholders who support a spin-off of Nabisco at a time when it can be effected in a manner that is in the best interests of stockholders. In fact, the Board is working to achieve that goal. There is no need for stockholders to vote for the proposal as a message of general stockholder support for a future spin-off.

------------
4 Martin Feldman in a January 18, 1996 "First Call Report".

5 Gary D. Black and Jon F. Rooney in Bernstein Research--Weekly Notes, November
  6, 1995.

The Board agrees with this message and will continue to work to spin-off Nabisco when it makes financial sense to both the Company and its stockholders.

    In sum, after more than a year of consultation with independent financial, tax and legal advisors, the Board has determined that making a commitment to separate the stockholders' equity interest in our food and tobacco companies by January 1, 1997, as the proponents advocate, would be ill-advised. Although the Company is committed to effecting a spin-off of its remaining interest in Nabisco at a time when the spin-off can be consummated in a manner that is in the best interests of the Company and its stockholders, we do not believe that pursuing a spin-off by the inflexible deadline advocated by the proponents would serve such interests.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

               ITEM 8--STOCKHOLDER PROPOSAL ON EXECUTIVE OFFICER
                                  COMPENSATION

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "RESOLVED, that the shareholders recommend that the Board refrain from granting any bonuses, stock options, performance accelerated awards or options, deferred compensation, or any other form of monetary or stock award, except base salary, to the top five officers of our Corporation as listed in the Proxy Statement, until such time as our stock price reaches $50 per share."

    The proponent has submitted the following statement in support of his proposal:

    "The recent statements made by certain corporate raiders have put a sharp spotlight on the fact that for many shareholders, RJR Nabisco's stock market performance has been lackluster at best. For many long-term holders such as the writer, this investment has proved painful and disappointing. Shareholders received an annual report in 1994 entitled "Dear Shareholder" which set forth all the ways in which management was working to increase shareholder value. In 1995, shareholders received an annual report describing how a "new" RJR Nabisco was beginning to emerge. Management extolled the virtues of a one for five stock split (reminiscent to this writer of some of the maneuvers engaged in by penny stocks) telling shareholders that this would have a positive impact on the price of our stock--it did not! The travails of the tobacco industry cannot be an excuse for poor performance--after all, Philip Morris' stock price recently soared to over $90 per share. The fact is, that notwithstanding the good intentions of our management, their performance has not resulted in any substantial increase in stock price.

    "It is recommended that the top five salaried officers of our Corporation, as listed in the Proxy Statement, not receive compensation other than their salaries, until such time as our stock price reaches $50 per share (our stock price equated to over $56 per share in 1991). Granting any form of bonus, at this point in time, would be a reward for poor performance. Directors serving on the Compensation Committee of our board have a duty to protect the interests of the shareholders and to ensure that shareholder money is not used to reward undeserving performance. Granting additional stock options to the top five executives would be an unconscionable windfall, which would inappropriately reward these individuals at a time when our stock is selling at bargain-basement prices. If our stock had been selling in the $50-$60 range, we probably would have avoided the interest of noted corporate raiders. Many individuals have become interested in our stock because they know it is "cheap" and that management has stumbled in its many efforts to significantly enhance shareholder value.

    "The top five salaried officers of our Company should not be unduly rewarded by our Compensation Committee until such time as our stock price reaches $50 per share. We do not need any more

"Dear Shareholder" annual reports or glossy descriptions of the "new" RJR Nabisco. Our disappointing stock price is evidence that the market disagrees with management's decisions. We need performance, performance and more performance!"

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    As noted below in the report of the Compensation Committee of the Board, the Company believes that the most important considerations in determining executive compensation are: (1) compensation opportunities must enable the Company to attract and retain individuals with the high caliber of talent and skills which are critical to the Company's success and (2) a substantial portion of each executive officer's compensation must be tied to quantifiable measures of the Company's financial results from operations and stock price performance. The Company also believes that simplistic formulas will not benefit the Company as much as careful and thoughtful identification of goals, which, when achieved, will greatly benefit the Company and its stockholders. Accordingly, in determining its incentive compensation opportunities and goals, the Company considers a variety of quantitative and qualitative factors.

    The Board believes that it would not be in the stockholders' best interests to adopt a rudimentary and inflexible formula for granting incentive compensation to executive officers. The Company seeks to tailor its employees' performance goals to the specific responsibilities of each executive officer and to the current needs of the Company. As the rigid structures put forth in the proposal would divorce the compensation of its employees from the achievement of the Company's performance goals, the Board believes that the proposal is not in the best interests of the Company and its stockholders.

    A significant portion of executives' long-term compensation is already tied to stock price performance. The proposed resolution unwisely bases executive compensation on that one economic performance standard to the exclusion of other criteria important to a company's performance. The stock price of a publicly traded company is subject to various economic, industry and market forces which are often beyond management's control. These divergent forces can and do cause significant price changes, up and down, among various stocks, stock groups, and the stock market as a whole.

    The Company believes that it is essential to use performance standards in addition to that of the Company's stock price. During an economic downturn (as during all economic cycles), expanding market share, creating new products, improving cost-effectiveness and stabilizing finances are all vital components of a company's health. The Company believes that achievement of performance standards in these areas will result in increased long-term value to its stockholders. In the Board's view, severing the link between the compensation of executive officers and the achievement of these standards, as this proposal advocates, would be detrimental to stockholder interests.

    The Company believes that approval of the proposed resolution would hamper its ability to retain competent and committed executives and employees. The adoption of a rigid, inflexible rule like the proposed resolution could harm stockholders by making the retention of qualified executives and employees difficult if not impossible. The Company prides itself on the quality and experience of its executives and employees. In the Board's view, the Company's ability to attract and retain highly qualified and experienced executives and employees is closely tied to its flexible executive compensation policies. Compensation is a key factor in attracting such individuals to manage and work for the Company. In short, approval of the proposed resolution could severely restrict the Company's ability to attract and retain highly-qualified executives and employees, thus impeding the Company's ability to succeed within its highly competitive industry.

    The Company believes that it has an appropriate system to develop and administer its executive compensation policies and practices. In the Company's view, the existing policies and measurements are consistent with the practice of comparable corporate employers and effectively identify executive and corporate goals and create appropriate incentives and rewards for achieving these goals. Establishing a program based on the narrow criterion called for in the proposal would adversely affect the Company's compensation programs and make it substantially more difficult, if not impossible, to attract and retain the best executive talent. This would harm both the Company and its stockholders.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

            ITEM 9--STOCKHOLDER PROPOSAL TO USE STOCK TO COMPENSATE
                                   DIRECTORS

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "RESOLVED that the shareholders recommend that the Board take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years."

    The proponent has submitted the following statement in support of his proposal:

    "A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

    "Traditionally, outside directors, sometimes selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All to [sic] often, outside director's oversight has been marked by complacency, cronyism, and inertia.

    "Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, boards of directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

    "When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

    "What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, Hartford Steam Boiler, and Alexander & Alexander.

    "Harvard Business School did a series of studies comparing highly successful to poorly performing companies. They found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the more mediocre and poorly performing companies.

    "It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability, as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside but offer no penalties on the downside. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

    "I urge your support. Vote for this resolution."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    Since the Company's inception, the Company has required that each Director be a stockholder of the Company. In the Company's view, because all of the Company's non-employee Directors currently own a substantial amount of shares and/or options exercisable for shares in the Company, this proposal seeks to address a problem which is nonexistent. As shown under the heading "Security Ownership of Management" earlier in the Proxy Statement, the Company's non-employee Directors own or hold currently exercisable options representing a total of more than 40,000 shares of Common Stock. As a result of these meaningful equity holdings in the Company, the interests of the non-employee Directors are already closely aligned with those of the stockholders.

    Grants of stock options are an integral component of the Company's compensation package for non-employee Directors. As outlined later in the Proxy Statement under the heading entitled "Director's Compensation," each non-employee Director, upon becoming a Director, receives an option to purchase 6,000 shares of the Company's Common Stock. These one-time stock option grants have an exercise price equal to the fair market value on the grant date, have a six-month vesting period and are thereafter exercisable for ten years from the grant date. In addition, each non-employee Director receives an annual grant of stock options which is made on the date of the Director's election or re-election to the Board. These annually granted stock options have a fifteen-year term and vest over three years (33% on the first and second anniversaries of the date of grant and 34% on the third anniversary).

    The Company believes that approval of this proposal would damage the Company's ability to retain key non-employee Directors. The adoption of such an inflexible rule regarding compensation of non-employee Directors could severely restrict the Company's ability to compete with other firms in attracting and retaining highly-qualified non-employee Directors, thereby hindering its ability to recruit or enhance stockholder value.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

        ITEM 10--STOCKHOLDER PROPOSAL ON NON-EMPLOYEE DIRECTOR PENSIONS

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily relinquish their pension benefits."

    The proponent has submitted the following statement in support of his proposal:

    "Aside from the usual reasons, presented in the past, regarding 'double dipping', that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

    "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

    "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management 'cronyism' that can easily be at odds with shareholder and company interest.

    "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then [sic] their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

    "I urge your support. Vote for this resolution."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


    The Company's director retirement programs are in line with the majority of its peer companies and removal of this benefit would place the Company at a significant disadvantage to its competitors in recruiting outside directors. Given the public policy pressures already exerted on the Directors, the Company cannot afford to eliminate incentives to serve on the Board.



    Publicly held companies compensate their non-employee directors by various methods, including annual retainers, board and committee meeting fees, discounted company products and services, stock options, deferred compensation and medical, dental, life insurance and retirement or pension plans. Among a peer group of companies from both the food and tobacco industries, 70% provide retirement programs for their non-employee directors.*



    In light of the significant duties and responsibilities of the Company's non-employee Directors, the Company believes that its total compensation package for non-employee Directors, which includes the Directors Retirement Plan, is in the best interests of stockholders.



    The Company believes that its non-employee Directors play a key role in furthering the interests of stockholders. Directors are responsible for overseeing the business affairs of the Company and have legal fiduciary duties in exercising those responsibilities. Non-employee Directors invest a considerable amount of time in representing stockholders, remaining informed and formulating and monitoring the strategic business plans of the Company. In addition, non-employee Directors undertake considerable legal risk of being challenged in fulfilling their responsibilities.



    Pension benefits are a significant component of a Director's total overall compensation. Having a fair compensation package benefits the Company by enabling it to engage and retain experienced and knowledgeable Directors. As potential Directors are often sought by numerous companies, a company's compensation program is often a factor in a candidate's decision to join a board of directors. The Directors Retirement Plan is designed to give capable persons an incentive to join the Board and then to remain on the Board for a sufficient time to gain more experience and knowledge of the Company's businesses. Withdrawal of the Directors Retirement Plan would place the Company at a distinct competitive disadvantage in today's marketplace.



    It should be noted that outside Directors of the Company are not, as the proponent asserts, "retained by corporate management, namely the C.E.O." Rather, Directors are nominated by the Board, a majority of which consists of non-employee Directors, and elected by shareholders. Likewise, Directors' retirement benefits are not "management's grants to non-employee directors" but, rather, are reviewed and approved by the Board.



    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.



------------



* An October 5, 1995 study by Frederic W. Cook & Co., Inc., an independent consulting firm retained by the Company, surveyed the non-employee director compensation programs and practices of 23 of the Company's peer group companies. The peer group consisted of companies from both the food and tobacco industries, including Anheuser-Busch, Coca-Cola, Philip Morris and Quaker Oats. Among the peer group, 70% provide retirement programs for their non-employee directors.

               ITEM 11--STOCKHOLDER PROPOSAL ON GOLDEN PARACHUTES

    A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

    "RESOLVED, that the shareholders recommend that the Board adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

    The proponent has submitted the following statement in support of his proposal:

    "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

    "The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

    "Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

    "I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

    "I urge your support. Vote for this resolution."

    THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    The Board believes that employee compensation arrangements which provide reasonable benefits contingent upon a change in control serve the best interests of the Company and its stockholders and are an integral and appropriate element of a sound compensation program for its officers and directors. Requiring stockholder approval of these agreements decreases the Company's flexibility to implement these arrangements while providing no corresponding benefit to stockholders.

    The Company's existing employment (change-in-control) arrangements are designed to minimize, rather than create, any conflict of interest that executives might be deemed to have in the event of a takeover bid for the Company. By providing financial security against possible job loss following a takeover, these arrangements help management to assess a takeover bid objectively, without fear of personal financial loss, and to advise the Board whether the bid is in the best interests of the Company and its stockholders.

    As a lengthy period may elapse from the time a change in control is proposed until it is completed, the Company and its stockholders would be disadvantaged if it were to lose key employees during that time. The existing employment arrangements are an incentive for key managers to protect stockholder interests and to remain with the Company while the Company is facing the threat of a contest for control. These arrangements will NOT prevent a business combination that would increase stockholder value.

    The Board believes that the best interests of stockholders will be served if it has the flexibility to implement employment arrangements with change-in-control payment features under circumstances when it believes that such arrangements would be in the best interests of the Company and its stockholders. This flexibility would be severely hampered if the Company were required to submit such arrangements to stockholders for approval, a cumbersome and time consuming process. Retaining this flexibility is important to enable the Company to attract and retain highly qualified officers and directors.

    In addition, the Company believes that requiring stockholder approval of change-in-control provisions would involve an immediate and direct economic cost to stockholders for several reasons. First, in the Board's view, requiring stockholder approval of such arrangements would disadvantage the Company in the highly competitive market for talented executives. Because such a requirement subjects the ultimate adoption of change-in-control arrangements to uncertainty and significant delay, the Company believes that some talented executives might decline opportunities to join the Company. Moreover, the Company believes that requiring stockholder approval of change-in-control arrangements might ultimately raise the total current cost of executive compensation to the stockholders. Those executives who choose to join the Company, despite the stockholder approval requirement, might seek more value in direct benefits in order to compensate for the uncertainty and delay created by the stockholder approval requirement. The Company, therefore, believes that the stockholder approval requirement would unnecessarily increase the cost of compensating new executives.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                           CERTAIN LEGAL PROCEEDINGS

    In the fourth quarter of 1995, purported Company stockholders filed, on their own behalf and derivatively on behalf of the Company and Nabisco, three putative class and derivative actions in the Court of Chancery of the State of Delaware in and for New Castle County against members of the Company's Board and the Company and Nabisco, as nominal defendants. The actions were consolidated in December 1995. The plaintiffs allege, among other things, that the individual defendants breached their fiduciary duty and wasted corporate assets by undertaking the debt exchange offer and consent solicitation completed by RJRN and Nabisco, Inc. in June 1995 and by amending Company By-Law provisions concerning the right to call stockholder meetings and procedures for stockholder action by written consent in August 1995. The plaintiffs allege that management took these and other actions to wrongfully obstruct a spin-off of Nabisco, to enrich the defendants at the expense of the Company, its stockholders and Nabisco and to entrench the defendants in the management and control of the Company. The Company believes that these allegations are without merit and intends to defend the actions vigorously.

                        COST AND METHOD OF SOLICITATION


    The Company will bear the cost of this solicitation. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of approximately $4,000,000 for its solicitation of proxies, including expenditures for attorneys, solicitors, and public relations advisors and advertising, printing, transportation, litigation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of March 6, 1996, the Company has incurred proxy solicitation expenses of approximately $500,000. In addition to soliciting proxies by mail, directors, officers and regular corporate headquarters employees of the Company may solicit proxies in person or by telephone or telecopy. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained MacKenzie Partners, Inc. ("MacKenzie") and D.F. King & Co., Inc. ("King") at estimated fees of not more than $700,000 in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitations of proxies and revocations. The Company also has agreed to indemnify MacKenzie and King against certain liabilities and expenses. The Company estimates that approximately 30 employees of MacKenzie and 30 employees of King will be involved in the solicitation of proxies on behalf of the Company. The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock.


                                 OTHER MATTERS

    The Board has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

    YOUR VOTE IS VERY IMPORTANT. YOUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          RJR NABISCO HOLDINGS CORP.


New York, New York
March 6, 1996



    If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. or D.F. King & Co., Inc. at their toll free numbers: 1-800-322-2885 or 1-800-290-6430, respectively.

                                   APPENDIX I
                       SUPPLEMENTAL DIRECTOR INFORMATION

    Set forth below is (a) the name and business address of each of the participants and their associates (except the Company) in the solicitation made pursuant to this Proxy Statement, and (b) the dates, types and amounts of each participant's purchases and sales of the Company's debt and equity securities within the past two years. Except for the Company, the only participants are the Company's Directors.


                   NAME AND                           DATE OF         PURCHASE(P)      TYPE AND
             BUSINESS ADDRESS(1)                    TRANSACTION       OR SALE(S)       AMOUNT(2)
             -------------------                 -----------------    -----------    -------------
John T. Chain, Jr.............................   February 2, 1994          P          2,000 shares
  2101 Indian Creek Drive
  Fort Worth, Texas 76107
Julius L. Chambers............................   Nov.-Dec. 1994            P          21.91 shares
  Chancellor                                               1995            P           7.31 shares
  North Carolina Central University
  P.O. Box 19617
  1801 Fayetteville Street
  113 Hoey Building
  Durham, North Carolina 27707
John L. Clendenin.............................
  Chairman & Chief Executive Officer
  BellSouth Corporation
  Suite 2000
  1155 Peachtree Street, N.E.
  Atlanta, Georgia 30309-3610
Steven F. Goldstone...........................   December 6, 1995          P         16,529 shares
  President & Chief Executive Officer
  RJR Nabisco, Inc.
  1301 Avenue of the Americas
  New York, New York 10019-6013
H. John Greeniaus.............................
  President & Chief Executive Officer
  Nabisco, Inc.
  7 Campus Drive
  Parsippany, New Jersey 07054
Ray J. Groves.................................   April 7, 1995             P          1,000 shares
  Chairman
  Legg Mason Merchant Banking, Inc.
  787 Seventh Avenue
  New York, New York 10019
Charles M. Harper.............................   January 19, 1995          S         62,222 shares(3)
  Chairman
  RJR Nabisco, Inc.
  1301 Avenue of the Americas
  New York, New York 10019-6013
James W. Johnston.............................   July 5, 1994              S          9,000 shares(4)
  Chairman                                       January 4, 1995           S         12,868 shares(4)
  R.J. Reynolds Tobacco Worldwide
  401 North Main Street
  Winston-Salem, North Carolina 27102
John G. Medlin, Jr............................
  Chairman
  Wachovia Corporation
  301 North Main Street
  Winston-Salem, North Carolina 27150

                   NAME AND                           DATE OF         PURCHASE(P)      TYPE AND
             BUSINESS ADDRESS(1)                    TRANSACTION       OR SALE(S)       AMOUNT(2)
             -------------------                 -----------------    -----------    -------------
Rozanne L. Ridgway............................
  Co-Chair
  Atlantic Council of the U.S.
  910 Seventeenth Street, N.W.
  Washington, DC 20006

------------

(1) The companies named in the table above, to the extent that the participants are officers of such companies, are deemed to be associates of such participants. The addresses of such associates are as given above.

(2) Except as noted, all of the Company securities purchased and sold were shares of Common Stock.

(3) Mr. Harper used the proceeds from this sale to purchase 71,429 shares of Class A Common Stock of Nabisco Holdings Corp.

(4) Sales of restricted stock were made by the Company on behalf of Mr. Johnson in order to satisfy the Company's tax withholding obligation, as mandated by the terms of the restricted stock agreements between the Company and Mr. Johnson.

    Except as set forth in the Proxy Statement or this Appendix, to the best of the Company's knowledge, none of the directors or, in the case of clause (a) only, any of their associates (a) owns of record or has direct or indirect beneficial ownership of any securities issued by the Company or any of its subsidiaries; (b) has purchased or sold any securities issued by the Company within the past two years; (c) has incurred any outstanding indebtedness to acquire or hold securities issued by the Company; or (d) has been a party to any contract, arrangement or understanding with respect to any securities of the Company during the past year.

    Except as set forth in the Proxy Statement or this Appendix, to the best of the Company's knowledge, (a) none of the participants or any of their associates has any arrangement or understanding with respect to any future employment or any future transactions with the Company or any of its affiliates, and (b) none of the participants, executive officers of the Company, any person known to the Company to own beneficially or of record more than five percent of any class of Company voting securities, or any of their associates has entered into any transaction or series of similar transactions with the Company or any of its subsidiaries since the beginning of the Company's last fiscal year in which such person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

                             YOUR VOTE IS IMPORTANT



1. If your shares are registered in your own name(s), please sign, date and promptly mail the enclosed WHITE Proxy Card, using the postage-paid envelope provided.



2. Do not sign any blue proxy cards you may receive from the LeBow/Icahn Group or their agents. Do not even vote "against" the LeBow/Icahn Group on their blue proxy card; rather, discard any blue proxy cards they send you. Only return the WHITE Proxy Card.



3. If you have previously signed and returned a blue proxy card to the LeBow/Icahn Group, you have every right to change your mind. Only your latest dated card will count. You may revoke any earlier blue card returned to the LeBow/Icahn Group by signing, dating and mailing the enclosed WHITE Proxy Card in the postage-paid envelope provided.



4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided. You may also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.



If you have any questions about voting your WHITE Proxy Card or require assistance, please call:



       MACKENZIE PARTNERS, INC.                 D.F. KING & CO., INC.
           156 Fifth Avenue                        77 Water Street
          New York, NY 10010                      New York, NY 10005
       (212) 929-5000 (Collect)                (212) 269-5550 (Collect)
                  Or                                      Or

    CALL TOLL FREE 1-800-322-2885           CALL TOLL FREE 1-800-290-6430

P R O X Y

                           RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 17, 1996
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby (i) with respect to all shares of Common Stock of RJR Nabisco Holdings Corp. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Charles M. Harper, Steven F. Goldstone and H. Colin McBride, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and (ii) with respect to all shares of Series C Conversion Preferred Stock ("PERCS") of the Company (or portions thereof) which the undersigned may be entitled to direct the voting of, directs First Chicago Trust Company of New York, as Depositary, in each case at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournments or postponements thereof, to vote such stock on all matters coming before said meeting as set forth below.

Election of Directors. Nominees:

J.T. Chain, Jr.; J.L. Chambers; J.L. Clendenin; S.F. Goldstone; H.J. Greeniaus; R.J. Groves; C.M. Harper; J.W. Johnston; J.G. Medlin, Jr. and R.L. Ridgway.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.


Change of address:

---------------------------------------

---------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                              (SEE REVERSE SIDE)

/X/ Please mark your votes as in this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.    Election of Directors (see reverse)              FOR   / /    WITHHELD   / /
      For, except withheld from the following
      nominee(s):
----------------------------------------------
2.    Ratify the appointment of Deloitte & Touche      FOR   / /     AGAINST   / /    ABSTAIN   / /
      as Independent Auditors
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11.
3.    Stockholder proposal on equal employment         FOR   / /     AGAINST   / /    ABSTAIN   / /
      opportunity reporting
4.    Stockholder proposal on underage smoking         FOR   / /     AGAINST   / /    ABSTAIN   / /
5.    Stockholder proposal on infants and tobacco      FOR   / /     AGAINST   / /    ABSTAIN   / /
6.    Stockholder proposal on rating and curbing       FOR   / /     AGAINST   / /    ABSTAIN   / /
      nicotine
7.    Stockholder proposal to separate non-tobacco     FOR   / /     AGAINST   / /    ABSTAIN   / /
      business from tobacco businesses by 1/1/97
8.    Stockholder proposal on executive officer        FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensation
9.    Stockholder proposal to use stock to             FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensate directors
10.   Stockholder proposal on non-employee director    FOR   / /     AGAINST   / /    ABSTAIN   / /
      pensions
11.   Stockholder proposal on golden parachutes        FOR   / /     AGAINST   / /    ABSTAIN   / /

Change of Address on Reverse Side / /          Do not send Annual Report  / /

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.


                                          --------------------------------------
                                            Signature(s)


                                          --------------------------------------
                                              Date         Title



                        PLEASE DATE, SIGN AND MAIL YOUR
                   WHITE PROXY CARD BACK AS SOON AS POSSIBLE!
                     YOUR SUPPORT IS VERY IMPORTANT TO US!
                         ANNUAL MEETING OF STOCKHOLDERS
                           RJR NABISCO HOLDINGS CORP.
                           WEDNESDAY, APRIL 17, 1996
         IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL:



          MACKENZIE PARTNERS, INC.                     D.F. KING & CO., INC.
          (212) 929-5500 (COLLECT)                   (212) 269-5550 (COLLECT)
                     OR                                         OR
        CALL TOLL FREE 1-800-322-2885              CALL TOLL FREE 1-800-290-6430

P R O X
Y                                                                        [PERCS]


                           RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 17, 1996
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned hereby constitutes and appoints Charles M. Harper, Steven F. Goldstone and H. Colin McBride, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 1996 Annual Meeting of Stockholders of RJR Nabisco Holdings Corp. (the "Company"), and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.



    The undersigned is acting pursuant to instructions from the holders of Series C Depositary Shares, each representing one-tenth of a share of Series C Conversion Preferred Stock (PERCS), and evidenced by depositary receipts issued under the Deposit Agreement, dated as of May 6, 1994, between the Company and the undersigned.



    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

     1. Election of Directors

                              FOR                   WITHHELD
J.T. Chain, Jr.
                     ---------------------    ---------------------
J.L. Chambers
                     ---------------------    ---------------------
J.L. Clendenin
                     ---------------------    ---------------------
S.F. Goldstone
                     ---------------------    ---------------------
H.J. Greeniaus
                     ---------------------    ---------------------
R.J. Groves
                     ---------------------    ---------------------
C.M. Harper
                     ---------------------    ---------------------
J.W. Johnston
                     ---------------------    ---------------------
J.G. Medlin, Jr.
                     ---------------------    ---------------------
R.L. Ridgway
                     ---------------------    ---------------------

2. Ratify the appointment of Deloitte & Touche as Independent Auditors


         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9,
                                   10 AND 11.

     3. Stockholder proposal on equal employment opportunity reporting

         FOR                     AGAINST                   ABSTAIN

[S]                       [C]                       [C]
----------------------    ----------------------    ----------------------

                                                        [ continued on reverse ]

     4. Stockholder proposal on underage smoking


         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     5. Stockholder proposal on infants and tobacco

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     6. Stockholder proposal on rating and curbing nicotine

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------


     7. Stockholder proposal to separate non-tobacco business from tobacco businesses by 1/1/97


         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     8. Stockholder proposal on executive officer compensation

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     9. Stockholder proposal to use stock to compensate directors

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

    10. Stockholder proposal on non-employee director pensions

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

    11. Stockholder proposal on golden parachutes

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------


                                               Please sign exactly as name
                                               appears hereon. Joint owners
                                               should each sign. When signing as
                                               attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such.


                                               ---------------------------------
                                               Signature(s)                Date


First Chicago Trust Company of New York as
    Depositary under a Deposit Agreement dated
    5/6/94 between RJR Nabisco Holdings Corp.
    and First Chicago Trust Company of New York
14 Wall Street
New York, NY 10005
    Holder of record of 26,675,000 shares
    of Series C Conversion Preferred Stock

P R O X Y

                           RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 17, 1996
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby (i) with respect to all shares of Common Stock of RJR Nabisco Holdings Corp. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Charles M. Harper, Steven F. Goldstone and H. Colin McBride, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and (ii) with respect to all shares of Series C Conversion Preferred Stock ("PERCS") of the Company (or portions thereof) which the undersigned may be entitled to direct the voting of, directs First Chicago Trust Company of New York, as Depositary, in each case at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournments or postponements thereof, to vote such stock on all matters coming before said meeting as set forth below.


Election of Directors. Nominees:

J.T. Chain, Jr.; J.L. Chambers; J.L. Clendenin; S.F. Goldstone; H.J. Greeniaus; R.J. Groves; C.M. Harper; J.W. Johnston; J.G. Medlin, Jr. and R.L. Ridgway.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

Change of address:

----------------------------------------


----------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                              (SEE REVERSE SIDE)

/X/ Please mark your votes as in this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.    Election of Directors (see reverse)              FOR   / /    WITHHELD   / /
      For, except withheld from the following
      nominee(s):
2.    Ratify the appointment of Deloitte & Touche      FOR   / /     AGAINST   / /    ABSTAIN   / /
      as Independent Auditors
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11.
3.    Stockholder proposal on equal employment         FOR   / /     AGAINST   / /    ABSTAIN   / /
      opportunity reporting
4.    Stockholder proposal on underage smoking         FOR   / /     AGAINST   / /    ABSTAIN   / /
5.    Stockholder proposal on infants and tobacco      FOR   / /     AGAINST   / /    ABSTAIN   / /
6.    Stockholder proposal on rating and curbing       FOR   / /     AGAINST   / /    ABSTAIN   / /
      nicotine
7.    Stockholder proposal to separate non-tobacco     FOR   / /     AGAINST   / /    ABSTAIN   / /
      business from tobacco businesses by 1/1/97
8.    Stockholder proposal on executive officer        FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensation
9.    Stockholder proposal to use stock to             FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensate directors
10.   Stockholder proposal on non-employee director    FOR   / /     AGAINST   / /    ABSTAIN   / /
      pensions
11.   Stockholder proposal on golden parachutes        FOR   / /     AGAINST   / /    ABSTAIN   / /

Change of Address on Reverse Side / /          Do not send Annual Report  / /

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.


                                          --------------------------------------
                                          Signature(s)

                                          --------------------------------------
                                              Date         Title



                               IMPORTANT MESSAGE!



TO FORMER HOLDERS OF $.835 DEPOSITARY SHARES:



 . You are entitled to vote at the RJR Nabisco Annual Meeting of Stockholders to be held on April 17, 1996.



 . You may use the WHITE proxy card attached above to vote. Please vote early!

 . If you have any questions about voting, please call MacKenzie Partners, Inc.
  toll free at 1-800-322-2885.



 . Each $.835 Depositary Share formerly owned by you has been converted into one-fifth of a share of RJR Nabisco Common Stock, after adjustment to reflect the April 1995 reverse stock split. The number of shares printed on the attached proxy card is the number of shares of RJR Nabisco Common Stock that you are entitled to receive upon exchange of your certificate(s) representing $.835 Depositary Shares.



 . UNTIL THE CERTIFICATES REPRESENTING YOUR $.835 DEPOSITARY SHARES ARE EXCHANGED
  FOR RJR NABISCO COMMON STOCK, WE CANNOT SEND YOU ANY RJR NABISCO DIVIDENDS. TO DATE, DIVIDENDS AGGREGATING APPROXIMATELY $1.50 PER SHARE OF RJR NABISCO
  COMMON STOCK HAVE ACCRUED ON YOUR ACCOUNT.



 . If you need assistance exchanging your certificates for $.835 Depositary
  Shares please contact the Exchange Agent, First Chicago Trust Company of New York, toll-free at 1-800-519-3111 and ask for the Tenders & Exchanges Department.



    Thank you for acting promptly.


                                          RJR NABISCO HOLDINGS CORP.

P R O X Y

                           RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 17, 1996
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby (i) with respect to all shares of Common Stock of RJR Nabisco Holdings Corp. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Charles M. Harper, Steven F. Goldstone and H. Colin McBride, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and (ii) with respect to all shares of Series C Conversion Preferred Stock ("PERCS") of the Company (or portions thereof) which the undersigned may be entitled to direct the voting of, directs First Chicago Trust Company of New York, as Depositary, in each case at the 1996 Annual Meeting of Stockholders of the Company, and at any adjournments or postponements thereof, to vote such stock on all matters coming before said meeting as set forth below.


Election of Directors. Nominees:

J.T. Chain, Jr.; J.L. Chambers; J.L. Clendenin; S.F. Goldstone; H.J. Greeniaus; R.J. Groves; C.M. Harper; J.W. Johnston; J.G. Medlin, Jr. and R.L. Ridgway.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

Change of address:
-----------------------------------


-----------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                              (SEE REVERSE SIDE)

/X/ Please mark your votes as in this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.    Election of Directors (see reverse)              FOR   / /    WITHHELD   / /
      For, except withheld from the following
      nominee(s):

---------------------------------------------
2.    Ratify the appointment of Deloitte & Touche      FOR   / /     AGAINST   / /    ABSTAIN   / /
      as Independent Auditors

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11.
3.    Stockholder proposal on equal employment         FOR   / /     AGAINST   / /    ABSTAIN   / /
      opportunity reporting
4.    Stockholder proposal on underage smoking         FOR   / /     AGAINST   / /    ABSTAIN   / /
5.    Stockholder proposal on infants and tobacco      FOR   / /     AGAINST   / /    ABSTAIN   / /
6.    Stockholder proposal on rating and curbing       FOR   / /     AGAINST   / /    ABSTAIN   / /
      nicotine
7.    Stockholder proposal to separate non-tobacco     FOR   / /     AGAINST   / /    ABSTAIN   / /
      business from tobacco businesses by 1/1/97
8.    Stockholder proposal on executive officer        FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensation
9.    Stockholder proposal to use stock to             FOR   / /     AGAINST   / /    ABSTAIN   / /
      compensate directors
10.   Stockholder proposal on non-employee director    FOR   / /     AGAINST   / /    ABSTAIN   / /
      pensions
11.   Stockholder proposal on golden parachutes        FOR   / /     AGAINST   / /    ABSTAIN   / /

Change of Address on Reverse Side / /          Do not send Annual
Report  / /
                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.

                                          --------------------------------------
                                              Signature(s)

                                          --------------------------------------
                                              Date         Title



                               IMPORTANT MESSAGE!

TO FORMER HOLDERS OF BORDEN, INC. COMMON STOCK:



 . You are entitled to vote at the RJR Nabisco Annual Meeting of Stockholders to be held on April 17, 1996.



 . You may use the WHITE proxy card attached above to vote. Please vote early!



 . If you have any questions about voting, please call MacKenzie Partners, Inc.
  toll free at 1-800-322-2885.



 . Each share of Borden common stock reflected in your account is exchangeable for .45829 of a share of RJR Nabisco Common Stock, after adjustment to reflect the April 1995 reverse stock split. The number of shares printed on the attached proxy card is the number of shares of RJR Nabisco Common Stock that you are entitled to receive upon exchange of your Borden common stock.



 . UNTIL THE CERTIFICATES REPRESENTING YOUR BORDEN, INC. COMMON STOCK ARE
  EXCHANGED FOR RJR NABISCO COMMON STOCK, WE CANNOT SEND YOU ANY RJR NABISCO DIVIDENDS. TO DATE, DIVIDENDS AGGREGATING APPROXIMATELY $1.125 PER SHARE OF RJR NABISCO COMMON STOCK HAVE ACCRUED ON YOUR ACCOUNT.



 . If you need assistance exchanging your certificates of Borden common stock, please contact the Exchange Agent, First Chicago Trust Company of New York, toll-free at 1-800-519-3111 and ask for the Tenders & Exchanges Department.



    Thank you for acting promptly.

                                          RJR NABISCO HOLDINGS CORP.

P R O X Y                                                            [ ESOP]


                           RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 17, 1996
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned hereby constitutes and appoints Charles M. Harper, Steven F. Goldstone and H. Colin McBride, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 1996 Annual Meeting of Stockholders of RJR Nabisco Holdings Corp. (the "Company"), and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.



    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

     1. Election of Directors

                              FOR                     WITHHELD
J.T. Chain, Jr.
                     ----------------------    ----------------------
J.L. Chambers
                     ----------------------    ----------------------
J.L. Clendenin
                     ----------------------    ----------------------
S.F. Goldstone
                     ----------------------    ----------------------
H.J. Greeniaus
                     ----------------------    ----------------------
R.J. Groves
                     ----------------------    ----------------------
C.M. Harper
                     ----------------------    ----------------------
J.W. Johnston
                     ----------------------    ----------------------
J.G. Medlin, Jr.
                     ----------------------    ----------------------
R.L. Ridgway
                     ----------------------    ----------------------

     2. Ratify the appointment of Deloitte & Touche as Independent Auditors

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6, 7, 8, 9,
                                   10 AND 11.

     3. Stockholder proposal on equal employment opportunity reporting

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

                                                        [ continued on reverse ]

     4. Stockholder proposal on underage smoking


         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     5. Stockholder proposal on infants and tobacco

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     6. Stockholder proposal on rating and curbing nicotine

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------


     7. Stockholder proposal to separate non-tobacco business from tobacco businesses by 1/1/97



         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------


     8. Stockholder proposal on executive officer compensation

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

     9. Stockholder proposal to use stock to compensate directors

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

    10. Stockholder proposal on non-employee director pensions

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

    11. Stockholder proposal on golden parachutes

         FOR                     AGAINST                   ABSTAIN

----------------------    ----------------------    ----------------------

                                               Please sign exactly as name
                                               appears hereon. Joint owners
                                               should each sign. When signing as
                                               attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such.

                                               ---------------------------------
                                               Signature(s)               Date

Bull & Co.
Wachovia Bank of North Carolina, N.A.
Box 3075, Trust Operations
Winston-Salem, NC 27102
    Holder of record of 15,003,379 shares
    of ESOP Convertible Preferred Stock